Filed Pursuant to Rule 433 Registration Statement No. 333-139693 July 5, 2007

TERMS SHEET SUPPLEMENT
(Dated: July 5, 2007)

Lehman Brothers Holdings Inc.
Sponsor and Seller

LEHMAN MORTGAGE TRUST
Mortgage Pass-Through Certificates
(Issuable in Series)

AURORA LOAN SERVICES

Aurora Loan Services LLC	Structured Asset Securities Corporation
Master Servicer	Depositor

Consider carefully the risk factors beginning on page S-5 of this terms sheet supplement and on page 6 of the accompanying prospectus.

The certificates for each series represent interests in the related trust only and will not represent interests or obligations of any other entity.

This terms sheet supplement must be read in conjunction with the attached prospectus.

The Trusts

Each Lehman Mortgage Trust will be established to hold assets transferred to it by Lehman Brothers Holdings Inc. The assets in each trust will generally consist of first lien mortgage loans secured by one- to four-family residential properties. The mortgage loans will have been purchased either directly or through affiliates, from one or more mortgage loan sellers. The mortgage loans will be master serviced by Aurora Loan Services LLC.

The Certificates

Lehman Brothers Inc. will sell the certificates pursuant to a prospectus supplement. The certificates will be grouped into one or more series, each having its own designation. Each series will be issued in one or more classes and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets in the related trust fund. A prospectus supplement for a series will specify all of the terms of the series and each of the classes in the series.

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Although a registration statement (including the prospectus) relating to the securities discussed in this terms sheet supplement has been filed with the SEC and is effective, the final prospectus supplement relating to the securities discussed herein has not been filed with the SEC. Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the securities discussed in this communication for definitive information on any matter discussed herein.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this free writing prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

Underwriter:

Lehman Brothers
For use with the prospectus dated May 22, 2007

S-ii

Table of Contents

Page

Summary of Terms	S-1
Risk Factors	S-5
Glossary	S-11
The Certificates	S-11
Priority of Distributions	S-11
Distributions of Interest	S-12
Exchangeable Securities	S-14
Reserve Funds and Interest Rate Cap Agreements	S-14
Distributions of Principal	S-15
Cross-Collateralization	S-15
Allocation of Realized Losses	S-16
Optional Termination of the Trust Fund	S-18
Underwriting Guidelines	S-19
Lehman Bank Underwriting Guidelines	S-20
General Underwriting Guidelines	S-23
The Sponsor	S-24
The Depositor	S-24
The Master Servicer	S-25
Administration of the Trust Fund	S-25
Servicing and Administrative Responsibilities	S-25
Mortgage Loan Servicing	S-26
General	S-26
Servicing Accounts	S-27
Servicing Compensation and Payment of Expenses	S-27
Waiver or Modification of Mortgage Loan Terms	S-27
Prepayment Interest Shortfalls	S-28
Advances	S-28
Primary Mortgage Insurance	S-28
Collection of Taxes, Assessments and Similar Items	S-28
Insurance Coverage	S-28
Evidence as to Compliance	S-29
Actions by the Sponsor and its Affiliates	S-29
The Trust Agreement	S-29
General	S-29
Assignment of Mortgage Loans	S-30
Representations and Warranties	S-30
Certain Matters Under the Trust Agreement	S-31
Yield, Prepayment and Weighted Average Life	S-35
General	S-35
Material Federal Income Tax Considerations	S-36
General	S-36
Legal Investment Considerations	S-36
ERISA Considerations	S-37
Glossary of Defined Terms	S-38

Exhibit A: Prospectus	A-1

S-iii

Summary of Terms

This summary highlights selected information and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the certificates, it is necessary that you read carefully this entire document and the accompanying prospectus.Parties

Sponsor and Seller

Lehman Brothers Holdings Inc. will sell the mortgage loans to the depositor.

Depositor

Structured Asset Securities Corporation, a Delaware special purpose corporation, will sell the mortgage loans to the issuing entity. The depositor’s address is 745 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 526-7000.

Issuing Entity

A common law trust formed under the laws of the State of New York.

Master Servicer

Aurora Loan Services LLC (“Aurora”), an affiliate of the seller and the depositor, will oversee the servicing of the mortgage loans by the servicers.

Primary Servicers

Aurora will be the primary servicer for the majority of the mortgage loans. Other servicers of the mortgage loans include various banks and other lending institutions.

Originators

Lehman Brothers Bank, FSB will have originated the majority of the mortgage loans. The remainder of the mortgage loans will have been originated by various other banks, savings and loans and other mortgage lending institutions.

The Certificates

The certificates of each series represent ownership interests in a separate trust fund, the assets of which will consist primarily of conventional, first lien, fixed rate, fully amortizing residential mortgage loans.

The mortgage loans to be included in a trust fund may be divided into two or more mortgage loan groups, sorted on the basis of specified characteristics. In such event, payments of principal and interest on a specified group of certificates will be based solely on collections from the related mortgage loans.

The certificates of each series may include certificates that are entitled to receive both principal and interest payments from the mortgage loans, certificates that are entitled to receive only interest payments from the mortgage loans, certificates that are entitled to receive only principal payments from the mortgage loans, exchangeable certificates or any combination of the foregoing.

If specified in the related term sheet, the trust will include Class AX Certificates and/or Class PAX Certificates, which will be interest-only certificates that are entitled to receive interest payments from certain mortgage loans that have mortgage rates above a designated rate for a mortgage pool.

If specified in the related term sheet, the trust will include Class AP Certificates, which will be principal-only certificates that are entitled to receive principal payments from certain mortgage loans that have mortgage rates below a designated rate for a mortgage pool.

Payment Components

Solely for purposes of determining distributions of principal, the Class AP Certificates will consist of payment components from each mortgage pool that includes mortgage loans that have mortgage rates below a designated rate.

Solely for purposes of determining distributions of interest, the Class AX Certificates will consist of payment components from each mortgage pool that includes mortgage loans that do not have a prepayment premium and have mortgage rates above a designated rate.

Solely for purposes of determining distributions of interest, the Class PAX Certificates will consist of payment components from each mortgage pool that includes mortgage loans that have a prepayment premium and have mortgage rates above a designated rate.

Subordinate certificates issued by the trust may consist of components from two or more mortgage pools if specified in the related term sheet.

The principal or notional amount of any such class will equal the sum of the outstanding principal or notional amounts of its constituent components.

The holder of a class of certificates comprising components will not have a severable interest in any component, but will have an undivided interest in the entire related class and may not transfer their respective payment components separately.

Payments on the Certificates

Principal and/or interest on the certificates will be distributed on the 25th day of each month. However, if the 25th day is not a business day, payments will be made on the next business day after the 25th day of the month.

Interest Payments

Interest will accrue on each class of offered certificates (other than the Class AP Certificates or any other principal-only class of certificates) at specified annual rates.

The Interest Rate Cap Agreement

The trustee, on behalf of a supplemental interest trust, may enter into an interest rate cap agreement with a cap counterparty, for the benefit of one or more specified classes of certificates.

Under any interest rate cap agreement, the cap counterparty will be obligated to make fixed payments to the trust fund if one-month LIBOR moves above a specified rate. Payments under an interest rate cap agreement are intended to offset the effects of a mismatch between the designated rate of a mortgage pool and the one-month LIBOR index used to determine the interest rate on one or more specified classes of certificates related to that mortgage pool.

The interest rate cap agreement will provide only temporary, limited protection against upward movements in one-month LIBOR.

Principal Payments

The amount of principal payable to the certificates will be determined by (1) formulas that allocate portions of principal payments received on the mortgage loans among the different related certificate classes, and (2) funds received on related mortgage loans that are available to make principal payments on the related certificates

The Class AX and Class PAX Certificates and any other class of certificates designated in the related term sheet as interest-only certificates will not be entitled to distributions of principal.

In addition, the manner of allocating distributions of principal on the mortgage loans will differ, as described in this term sheet supplement, depending upon the occurrence of several different events or triggers:

•
up to and including the distribution date falling approximately five years after the closing date, the subordinate certificates will not receive any principal prepayments unless the senior certificates are paid down to zero; or

•	and after that time, subject to certain performance triggers, the subordinate certificates will receive increasing portions of principal prepayments over time.

Funds received on the mortgage loans may consist of (1) expected monthly scheduled payments or (2) unexpected payments resulting from prepayments or defaults by borrowers, liquidation of defaulted mortgage loans or repurchases of mortgage loans under the circumstances described in the related prospectus supplement.

Accrual Certificates

Certain classes of certificates may be accrual certificates if specified in the related term sheet. Interest accrued on these classes will not be distributed to the holders on any distribution date prior to the related accretion termination date. Instead, an amount equal to that accrued interest will be added to the respective principal amount of these certificates.

After the related accretion termination date specified in the related term sheet, interest accrued on the accrual certificates will be distributable on each distribution date as interest on these certificates (to the extent available) instead of being added to their respective principal amounts.

Limited Recourse

The only source of cash available to make interest and principal payments on the certificates will be the assets of the trust fund. The trust fund will have no source of cash other than collections and recoveries of the mortgage loans through insurance or otherwise.

Enhancement of Likelihood of Payment on the Certificates

The payment structure of this securitization includes subordination, loss allocation, and with respect to all or certain of the mortgage pools, cross-collateralization features to enhance the likelihood that holders of more senior classes of certificates will receive regular distributions of interest and principal.

Subordination of Payments

The senior certificates will have a payment priority over the Class B Certificates. The Classes of Class B Certificates with higher numerical class designations will be subordinate to Class B Certificates with lower numerical class designations.

Allocation of Losses

Amounts representing losses on the mortgage loans will be applied to reduce the principal amount of the class of subordinate certificates or components of subordinate certificates for the related mortgage pool (or pools) still outstanding that has the lowest payment priority, until the principal amount of that class or component has been reduced to zero. If the applicable subordination provided by the subordinate certificates or components of subordinate certificates is insufficient to absorb losses, then the losses realized by the applicable pool will be allocated pro rata in reduction of the principal amount of the related group of senior certificates.

Cross-Collateralization

Under certain limited circumstances, payments on the mortgage loans in one mortgage pool may be distributed to holders of certain senior certificates corresponding to another mortgage pool (or pools) as described in the related prospectus supplement.

Optional Purchase of the Mortgage Loans

The master servicer may purchase the mortgage loans on or after the related initial optional termination date, which is the distribution date following the month in which the total principal balance of the applicable pool of mortgage loans declines to less than 10% of the initial total principal balance of such mortgage loans as of the cut-off date.

ERISA Considerations

Generally, all of the certificates may be purchased by employee benefit plans or other retirement arrangements subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended.

Tax Status

The trustee will elect to treat all or a portion of each trust fund as multiple REMICs for federal income tax purposes. Each of the offered certificates will represent ownership of “regular interests” in a REMIC, along with certain contractual rights and obligations.

Risk Factors

The following information, which you should carefully consider, identifies certain significant sources of risk associated with an investment in the offered certificates. You should also carefully consider the information set forth under “Risk Factors” in the prospectus.

Risks Related to Potential Inadequacy of Credit Enhancement and Other Support

The certificates are not insured by any financial guaranty insurance policy or by any governmental agency. The features of subordination, loss allocation and, in the case of certificates and components related to all or certain of the mortgage pools, cross collateralization, all as described in the related prospectus supplement, are intended to enhance the likelihood that holders of more senior classes will receive regular payments of interest and principal, but are limited in nature and may be insufficient to cover all losses on the mortgage loans.

The amount of any loss (other than a specified portion of any loss on certain “discount” loans, as well as any “excess” losses described in the related prospectus supplement) experienced on a mortgage loan will be applied to reduce, in the case of subordinate certificates comprised of components from two or more mortgage pools, the principal amount of the related component of the related class of subordinate certificates with the highest numerical class designation, until the principal amount of that component has been reduced to zero, and in the case of subordinate certificates relating to one or more mortgage pools that are not comprised of components, the principal amount of the related class of subordinate certificates with the highest numerical class designation, until the principal amount of that class has been reduced to zero. If subordination is insufficient to absorb losses, then certificateholders of more senior classes will likely incur losses and may never receive all of their principal payments.

In addition, after the total component principal amount of the related subordinate components for certain mortgage pools has been reduced to zero, or after the principal amount of the subordinate certificates relating to a mortgage pool (or mortgage pools) has been reduced to zero, losses on those mortgage loans will reduce the principal amount (or notional amounts) of the related Non-AP senior certificates and the Class AP Certificates.

Because the subordinate certificates related to two or more mortgage pools represent interests in each of the specified mortgage pools, the principal amounts of these classes could be reduced to zero as a result of a disproportionately high amount of losses on the mortgage loans in any of the specified mortgage pools. As a result, losses in one pool will reduce the loss protection provided by the subordinate certificates to the senior certificates and components corresponding to the other pool (or pools), and will increase the likelihood that losses will be allocated to those other senior certificates and components.

Implementation of More Conservative Underwriting Criteria May Hinder Refinancing and Increase Risk of Loss

In recent months, in response to increased delinquencies and losses with respect to mortgage loans, many mortgage loan originators, including the sponsor, have implemented more conservative underwriting criteria for loans, in particular, nonprime. This may result in reduced availability of financing alternatives for mortgagors seeking to refinance their mortgage loans. The reduced availability of refinancing options for a mortgagor may result in higher rates of delinquencies and losses on the mortgage loans, particularly mortgagors with adjustable rate mortgage loans or interest only mortgage loans that experience significant increases in their monthly payments following the adjustment date or the end of the interest only period, respectively.

Risks Related to Unpredictability and Effect of Prepayments

The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline, mortgage loan prepayments may increase due to the availability of refinancing at lower interest rates. If prevailing interest rates rise, prepayments on the mortgage loans may decrease.

See “Risk Factors—Unpredictability and Effect of Prepayments” in the prospectus for a description of factors that may influence the rate and timing of prepayments on the mortgage loans.

Limited Cross-Collateralization
Interest and principal on senior certificates related to a mortgage pool that does not benefit from cross-collateralization with another mortgage pool (or pools) will be payable out of amounts collected in respect of the mortgage loans in that mortgage pool. Similarly, interest and principal on each class or component of subordinate certificates related to a mortgage pool that does not benefit from cross-collateralization with another mortgage pool (or pools) will be payable from amounts collected in respect of the mortgage loans in that mortgage pool. When a mortgage pool is not “cross-collateralized” with any other pool, interest and principal received on mortgage loans in one pool will not be available to the senior certificates corresponding to other mortgage pool (or pools).

A disproportionately high rate of delinquencies or defaults in one pool may result in shortfalls or losses affecting the related certificates or components at the same time that amounts from another pool are being distributed in respect of certificates or components relating to such pool with lower seniority.

Special Risks for Certain Classes of Certificates

Principal-only certificates and interest-only certificates have yields to maturity (or early termination)—the yield you will receive if you hold a certificate until it has been paid in full—that are highly sensitive to prepayments on the related mortgage loans.

If you purchase a principal-only certificate or an interest-only certificate, you should consider the risk that you may receive a lower than expected yield under the following circumstances:

• in the case of the interest-only certificates other than the Class AX and Class PAX Certificates, a faster than expected rate of prepayments on the mortgage loans in the related mortgage pool;

• in the case of the principal-only certificates other than the Class AP Certificates, a slower than expected rate of prepayments on the mortgage loans in the related mortgage pool;

•     in the case of the Class AX or Class PAX Certificates, a faster than expected rate of prepayments on the related mortgage loans with net interest rates greater than the designated rate of the related mortgage pool;

•     in the case of the Class AP Certificates, a slower than expected rate of prepayments on the related mortgage loans with net interest rates lower than the designated rate of the related mortgage pool;

Prepayments on the related mortgage loans, including liquidations, purchases and insurance payments, could result in the failure of investors in the interest-only certificates to fully recover their initial investments. Prepayments on the related mortgage loans may occur as a result of solicitations of the borrowers by mortgage loan providers, including the seller and its affiliates, the master servicer and Aurora Loan Services LLC, in its capacity as a servicer, as described under “Yield, Prepayment and Weighted Average Life” in this term sheet supplement.

Exercise by the master servicer of its right to purchase the mortgage loans, as described under “Summary of Terms—Optional Purchase of the Mortgage Loans,” will adversely affect the yields on the interest-only certificates.

Changes in LIBOR May Reduce the Yields on Certain Classes of Certificates

The amount of interest payable on the certain classes of certificates, if specified in the related term sheet, will be calculated by reference to the London Interbank Offered Rate, known as LIBOR. If LIBOR falls, the yield on a class of certificates that has an interest rate formula that is equal to LIBOR plus a specified margin will be lower. By contrast, if LIBOR rises, the yield on a class of certificates that has an interest rate formula that is equal to a specified margin minus LIBOR, will be lower and could fall to zero. In addition, the interest rates on all of these classes will not exceed specified rates, regardless of levels of LIBOR.

Geographic Concentration Risks
The loans in any series (or group) may be secured by properties located disproportionately in one or more states. The rate of delinquencies, defaults and losses on each pool of mortgage loans may be higher than if fewer of the mortgage loans were concentrated in these states and will have a disproportionate impact on the mortgage loans in general.

Recently severe weather conditions, including hurricanes and tropical storms, have caused extensive damages to parts of the country. Extensive damage to, or total destruction of, mortgaged properties in affected areas may result in (1) an increase in delinquencies, defaults and losses on the related mortgage loans or (2) the receipt of insurance payments in respect of the mortgaged properties, which payments will have the same effect on certificateholders as prepayment in full of the related mortgage loans. In addition, weakened economic conditions in and around the affected areas may adversely affect the ability of borrowers to repay their mortgage loans. No assurance can be given as to the rate of delinquencies, defaults or losses on, or prepayments of, any mortgage loans secured by mortgaged properties located in areas affected by such hurricanes or tropical storms.

Risks Related to Mortgage Loans with Interest-Only Payments

A substantial portion of the mortgage loans may provide for payment of interest at the related mortgage interest rate, but no payment of principal, for a period of several years following origination. Following the applicable interest-only period, the monthly payment with respect to each of these mortgage loans will be increased to an amount sufficient to amortize the principal balance of the mortgage loan over the remaining term and to pay interest at the mortgage interest rate.

The presence of these mortgage loans in the trust fund will, absent other considerations, result in longer weighted average lives of the related certificates than would have been the case had these loans not been included in the trust fund. In addition, a borrower may view the absence of any obligation to make a payment of principal during the initial period of a mortgage loan as a disincentive to prepayment. After the monthly payment has been increased to include principal amortization, delinquency or default may be more likely.

See “Risk Factors—Risks Related to Mortgage Loans with Interest-Only Payments” and “—Changes in U.S. Economic Conditions May Adversely Affect the Performance of Mortgage Loans, Particularly Adjustable Payment Loans of Various Types” in the prospectus.

Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans

Violations of certain federal, state or local laws and regulations relating to the protection of consumers, unfair and deceptive practices and debt collection practices may limit the ability of the servicers to collect all or part of the principal of or interest on the related mortgage loans and, in addition, could subject the trust fund to damages and administrative enforcement.

See “Risk Factors—Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in the prospectus.

Violation of Predatory Lending Laws/High Cost Loans

Various federal, state and local laws have been enacted that are designed to discourage predatory lending practices. Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the trust fund, as an assignee of the mortgage loans, to monetary penalties and could result in the borrowers rescinding the affected mortgage loans. If the loans are found to have been originated in violation of predatory or abusive lending laws and the seller does not repurchase the affected loans and pay any related liabilities, certificateholders could incur losses.

For a discussion of anti-predatory lending laws and the effect of any “high cost” loans on the trust fund, see “Risk Factors—Predatory Lending Laws/High Cost Loans” in the prospectus.

Glossary

A glossary of defined terms used in this terms sheet supplement begins on page S-39. Any terms used in this terms sheet supplement but not defined in the glossary are defined in the accompanying prospectus.

The Certificates

Priority of Distributions

Distributions in respect of the certificates and components related to a mortgage pool will be made on each distribution date from the applicable Available Distribution Amount, except to the extent of the limited cross-collateralization payments described herein.

On each Distribution Date, the Available Distribution Amount for each mortgage pool (other than certain amounts relating to prepayment premiums) will be allocated among the classes of senior certificates and components relating to that mortgage pool and among the components and classes of the subordinate certificates, as applicable, in the following order of priority:

(i) from the Available Distribution Amount for each mortgage pool, to payment of Accrued Certificate Interest on each class of senior certificates relating to such mortgage pool (other than the Class AX and Class PAX Certificates and the related components of the Class AP Certificates) and the related components of the Class AX and Class PAX Certificates (reduced, in each case, by any Prepayment Interest Shortfalls relating to such mortgage pool not covered by the applicable servicer allocated to that class of certificates or components on that Distribution Date, as described herein); provided, however, that any shortfall in available amounts for that mortgage pool will be allocated among the classes or components related to that mortgage pool in proportion to the amount of such interest (as so reduced) that would otherwise be distributable thereon; and provided further, that prior to the related Accretion Termination Date, such amount otherwise distributable to a class of Accrual Certificates will instead be added to the Class Principal Amounts thereof and will be allocated as described in the related term sheet;

(ii) from the Available Distribution Amount for each mortgage pool, to payment of any outstanding Interest Shortfalls on each class of senior certificates relating to that mortgage pool (other than the Class AX and Class PAX Certificates and the related components of the Class AP Certificates) and the related components of the Class AX and Class PAX Certificates; provided, however, that any shortfall in available amounts for that mortgage pool will be allocated among the classes of senior certificates or components related to that mortgage pool in proportion to the amount of such interest (as so reduced) that would otherwise be distributable thereon; and provided further, that prior to the related Accretion Termination Date, such amount otherwise distributable to a class of Accrual Certificates will instead be added to the Class Principal Amounts thereof and will be allocated as described in the related term sheet;

(iii) to the senior certificates or components related to a mortgage pool (other than any related interest-only certificates or interest-only components), to the extent of the remaining Available Distribution Amount for the related mortgage pool, in an amount up to the Senior Principal Distribution Amount for such mortgage pool, in the priority described in the related term sheet.

(iv) to the components of the Class AP Certificates, to the extent of the remaining Available Distribution Amounts for the related mortgage pool, the amount allocated to such component in respect of Realized Losses (other than Excess Losses) for such component for such Distribution Date; provided, however, that (x) distributions pursuant to this priority (iv) will not exceed the Subordinate Principal Distribution Amount for the related mortgage pool for that date; and (y) such amounts will not reduce the Component Principal Amount of the related component of the Class AP Certificates;

(v) to the extent of the remaining Available Distribution Amount for a mortgage pool, but subject to the prior distribution of amounts related to any cross-collateralization applicable to such mortgage pool, to payment to the classes or components of subordinate certificates, in order of priority, of the following amounts, in the following order of priority: (x) accrued certificate interest thereon (as reduced by any Prepayment Interest Shortfalls relating to such mortgage pool not covered by the applicable servicer allocated to that class or component on that Distribution Date), (y) any outstanding Interest Shortfalls previously allocated to that class or component, and (z) the related class’s or component’s percentage of the Subordinate Principal Distribution Amount for such mortgage pool for that distribution date, except as provided below, in reduction of its Class Principal Amount or Component Principal Amount, as applicable;

With respect to any class or component of subordinate certificates, if on any distribution date the Credit Support Percentage for that class or component is less than that class’s or component’s Original Credit Support Percentage, then no distributions in respect of clauses (2) and (3) of the definition of Subordinate Principal Distribution Amount will be made to any related class or component of lower priority, and the amount otherwise distributable to these restricted payment classes or components in respect of such payments will be allocated among the remaining classes or components of subordinate certificates related to such mortgage pool, proportionately, based upon their respective principal amounts.

With respect to a mortgage pool, on and after the Credit Support Depletion Date related to such mortgage pool, the Senior Principal Distribution Amount with respect to such mortgage pool will be distributed among the related Non-AP Senior Certificates remaining outstanding, in proportion to their respective certificate principal amounts, until the certificate principal amounts thereof have been reduced to zero, regardless of the priorities and allocations set forth above.

Distributions of Interest

The amount of interest distributable on each Distribution Date in respect of each class of certificates (other than a class of component certificates, the Class P and Class AP Certificates) and each component (other than components relating to the Class AP Certificates) will equal the Accrued Certificate Interest for that class or component on that Distribution Date, as reduced by any Net Prepayment Interest Shortfalls allocable to that class or component for that date, as described below. The amount of interest distributable in respect of each class of component certificates will equal the sum of the amount of interest distributable on such date on the related components of such class.

Interest will accrue on the certificates and components on the basis of a 360-day year consisting of twelve 30-day months. Interest distributable on the interest-bearing senior certificates and components will be distributed from the related Available Distribution Amount on each Distribution Date. Interest will not accrue on Interest Shortfalls.

The interest portion of any Excess Loss and any Relief Act Reduction with respect to a mortgage loan in a mortgage pool will be allocated among the interest bearing senior certificates and components and the classes or components of subordinate certificates for such mortgage pool proportionately based on (1) in the case of senior certificates and components or subordinate certificates and components for such mortgage pool that are not cross-collateralized with subordinate certificates or components from another mortgage pool (or mortgage pools), the Accrued Certificate Interest otherwise distributable thereon, and (2) in the case of subordinate certificates or components for such mortgage pool that are cross-collateralized with subordinate certificates from another mortgage pool (or mortgage pools) their related Apportioned Principal Balances, without regard to any reduction pursuant to this paragraph, for that Distribution Date.

When a principal prepayment in full is made on a Mortgage Loan, the borrower is charged interest only to the date of such prepayment, instead of for a full month, with a resulting reduction in interest payable for the month during which the prepayment is made. Full or partial prepayments (or proceeds of other liquidations) received in the applicable Prepayment Period will be distributed to certificateholders as described herein. To the extent that, as a result of a full or partial prepayment, a borrower is not required to pay a full month’s interest on the amount prepaid, a Prepayment Interest Shortfall could result. In contrast, in the case of a prepayment in full on a mortgage loan serviced by Aurora made in the same month in which such prepayment is distributed to certificateholders, a Prepayment Interest Excess could result.

With respect to prepayments in full or in part, each servicer is obligated to reduce the total of its servicing fees for the related Distribution Date to fund any resulting Prepayment Interest Shortfalls, to the extent not offset (if applicable) by any Prepayment Interest Excess for that month. The Master Servicer is not obligated to fund any Prepayment Interest Shortfalls required to be paid but not paid by the related servicer. See “Mortgage Loan Servicing—Prepayment Interest Shortfalls” herein. Any Net Prepayment Interest Shortfalls will be allocated among the interest-bearing senior certificates or components for the related mortgage pool and the subordinate classes and components proportionately based on (1) in the case of senior certificates and components or subordinate certificates and components for such mortgage pool that are not cross-collateralized with subordinate certificates or components from another mortgage pool (or mortgage pools), the Accrued Certificate Interest otherwise distributable thereon, and (2) in the case of subordinate certificates or components for such mortgage pool that are cross-collateralized with subordinate certificates from another mortgage pool (or mortgage pools) their related Apportioned Principal Balances, without regard to any reduction pursuant to this paragraph, for that Distribution Date.

The Class AP Certificates are principal-only certificates; no interest will accrue or be distributable on these classes.

Determination of LIBOR.    On each LIBOR Determination Date, the Trustee will determine LIBOR for purposes of calculating interest on the LIBOR Certificates based on the “Interest Settlement Rate” for U.S. dollar deposits of one-month maturity set by the British Bankers” Association (the “BBA”) as of 11:00 a.m. (London time) on the LIBOR Determination Date (“LIBOR”).

The BBA’s Interest Settlement Rates are currently displayed on the Dow Jones Telerate Service page 3750 (such page, or such other page as may replace page 3750 on that service or such other service as may be nominated by the BBA as the information vendor for the purpose of displaying the BBA’s Interest Settlement Rates for deposits in U.S. dollars, the “Designated Telerate Page”). Such Interest Settlement Rates are also currently available on Reuters Monitor Money Rates Service page “LIBOR01” and Bloomberg L.P. page “BBAM.” The BBA’s Interest Settlement Rates currently are rounded to five decimal places.

With respect to any LIBOR Determination Date, if the BBA’s Interest Settlement Rate does not appear on the Designated Telerate Page as of 11:00 a.m. (London time) on such date, or if the Designated Telerate Page is not available on such date, the Trustee will obtain such rate from the Reuters or Bloomberg page. If such rate is not published for such LIBOR Determination Date, LIBOR for such date will be the most recently published Interest Settlement Rate. In the event that the BBA no longer sets an Interest Settlement Rate, the Trustee will designate an alternative index that has performed, or that the Trustee, in consultation with the Depositor, expects to perform, in a manner substantially similar to the BBA’s Interest Settlement Rate. The Trustee will select a particular index as the alternative index only if it receives an opinion of counsel (furnished at the Trust Fund’s expense) that the selection of such index will not cause any of the REMICs to lose their classification as REMICs for federal income tax purposes.

The establishment of LIBOR on each LIBOR Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the LIBOR Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Exchangeable Securities

If specified in the related term sheet, a series of certificates may include one or more classes that are exchangeable securities. The descriptions in the related term sheet of principal and interest distributions, registration and denomination of certificates, credit enhancement, yield and prepayment considerations and tax, ERISA and legal investment considerations also will apply to each class of exchangeable securities. For a more detailed discussion of exchangeable securities, see “Description of the Securities—Exchangeable Securities” in the accompanying prospectus.

Reserve Funds and Interest Rate Cap Agreements

If specified in the related term sheet, on each Distribution Date so long as the interest rate cap agreement is in effect, the specified class of certificates will be entitled to receive amounts under such interest rate cap agreement in an amount equal to any Basis Risk Shortfall or unpaid Basis Risk Shortfall for such class of certificates with interest thereon at the applicable Interest Rate (calculated without regard to the maximum rate limitation).

Pursuant to the terms of the related trust agreement, the Trustee will establish a separate account to be designated as the reserve for such class of certificates. Each such reserve fund will not be an asset of any REMIC, nor will it be an asset of the trust fund. Each reserve fund will instead be held in a separate supplemental interest trust for the benefit of the holders of the such class of certificates and the Class X Certificates (which will be entitled to receive amounts on deposit in the reserve fund after the Class Principal Amount of the related class of certificates has been reduced to zero).

Each interest rate cap agreement will provide for a “Strike Price” specified in the related term sheet and a scheduled notional amount for each Distribution Date as set forth in the related term sheet. We can give you no assurance that the Class Principal Amount of the class of certificates benefited by the interest rate cap agreement will be reduced at the same rate that the scheduled notional amount of the related interest rate cap agreement declines.

With respect to each Distribution Date, the related interest rate cap agreement will, if LIBOR exceeds the Strike Price, provide for the payment to the Trustee of an amount equal to the product of (i) one-twelfth and (ii) the excess, if any, of LIBOR for such Distribution Date (up to a maximum interest rate if specified in the related term sheet) over the Strike Price and (iii) an amount equal to the applicable scheduled notional amount for such Distribution Date.

It is intended that payments under an interest rate cap agreement provide protection against upward movements in LIBOR and diminish the basis risk to the related class of certificates associated with the trust fund’s investment in the mortgage loans paying interest at a fixed rate.

Each interest rate cap agreement will be terminable by the separate supplemental interest trust or the related interest rate cap counterparty following the occurrence of certain specified events of default, including failure of the related interest rate cap counterparty to make required payments, and certain standard events under the 1992 International Swaps and Derivatives Association, Inc. Master Swap Agreement (Multi-Cross-Border).

Distributions of Principal

Distributions of principal on the certificates (other than the interest-only certificates and Class P Certificates), each component of the Class AP Certificates and each component of subordinate certificates will be made on each Distribution Date in an aggregate amount equal to the related Principal Distribution Amount, to the extent of amounts available to make those payments in accordance with the priorities set forth under “—Priority of Distributions” above and any Accrual Amounts if applicable to the related mortgage pool. During the first five years following the closing date, the applicable Non-AP Percentage of principal prepayments on the mortgage loans will be allocated to the related Non-AP Senior Certificates (other than any NAS Certificates specified in the related term sheet). This disproportionate allocation of unscheduled payments in respect of principal will have the effect of accelerating the amortization of the Non-AP Senior Certificates related to a mortgage pool (other than any NAS Certificates specified in the related term sheet), while, in the absence of Realized Losses, increasing the relative percentage interest in the mortgage loans evidenced by the subordinate certificates. Increasing the proportionate interest of the subordinate certificates relative to that of the Non-AP Senior Certificates is intended to preserve the limited protection provided to such Non-AP Senior Certificates by the subordination of the subordinate certificates. The Class AX and Class PAX Certificates and certain other classes of certificates specified in the related term sheet are interest-only certificates; no principal will be distributable on these classes.

Cross-Collateralization

Two or more mortgage pools in the trust fund for a series of certificates may be cross-collateralized. On each Distribution Date prior to the related Credit Support Depletion Date, but after the date on which the total Certificate Principal Amount of the Non-AP Senior Certificates relating to any mortgage pool that is cross-collateralized has been reduced to zero, amounts otherwise distributable as principal on each class or component of the related subordinate certificates, in reverse order of priority, in respect of such class’s or component’s Subordinate Class Percentage of the Subordinate Principal Distribution Amount for the mortgage pool relating to such retired senior certificates, will be distributed as principal to the Non-AP Senior Certificates (other than the Non-AP Senior Certificates relating to any mortgage pool that is not cross-collateralized with any such mortgage pool) remaining outstanding, until the Class Principal Amounts thereof have been reduced to zero, provided that on that Distribution Date (a) the related Subordinate Percentage for such Distribution Date is less than 200% of such Subordinate Percentage as of the related cut-off date or (b) the average outstanding principal balance of the mortgage loans in any mortgage pool that is cross-collateralized that is delinquent 60 days or more during the most recent six months as a percentage of the related Group Subordinate Amount is greater than or equal to 50%. All distributions described above will be made in accordance with the priorities set forth under “—Priority of Distributions” above.

In addition, if on any Distribution Date the total Certificate Principal Amount of the Non-AP Senior Certificates relating to a mortgage pool (other than any mortgage pool that is not cross-collateralized with any such mortgage pool)) (after giving effect to distributions to be made on that Distribution Date) is greater than the Non-AP Pool Balance of the related mortgage pool, all amounts otherwise distributable as principal on each class or component of the related subordinate certificates, in reverse order of priority (other than amounts needed to pay any AP Deferred Amounts or unpaid Interest Shortfalls) (or, following the related Credit Support Depletion Date, such amounts described in the following sentence), will be distributed as principal to the Undercollateralized Class or Classes, until the total Certificate Principal Amount of the Undercollateralized Class or Classes equals the Non-AP Pool Balance of the related mortgage pool. In the event that a class or classes of senior certificates relating to a mortgage pool (other than any mortgage pool that is not cross-collateralized with such mortgage pool) constitute an Undercollateralized Class or Undercollateralized Classes on any Distribution Date following the related Credit Support Depletion Date, distributions will be made from the excess of the Available Distribution Amount from the mortgage pool (other than any mortgage pool that is not cross-collateralized with such mortgage pool) not related to the Undercollateralized Class or Classes remaining after all required amounts have been distributed to the Non-AP Senior Certificates related to such other mortgage pool. In addition, the amount of any unpaid Interest Shortfalls with respect to the Undercollateralized Class or Classes (including any Interest Shortfalls for the related Distribution Date) will be distributed to the Undercollateralized Class or Classes prior to the payment of any distributions of principal described above from amounts otherwise distributable as principal on each class or component of the related subordinate certificates, in reverse order of priority (or, following the related Credit Support Depletion Date, as provided in the preceding sentence). All distributions described above will be made in accordance with the priorities set forth under “—Priority of Distributions” above.

Allocation of Realized Losses

If a Realized Loss (other than an Excess Loss) occurs, then, on the applicable Distribution Date, in the case of any mortgage loan in a mortgage pool, the applicable Non-AP Percentage of the principal portion of that Realized Loss will be allocated first, to reduce the Component Principal Amounts of the related components of subordinate certificates or Class Principal Amounts of the related subordinate certificates, as applicable, in inverse order of priority, until the Component Principal Amounts or Class Principal Amounts thereof have been reduced to zero and second, to the Non-AP Senior Certificates for such mortgage pool, proportionately, on the basis of their respective Class Principal Amounts.

If specified in the related term sheet, certain classes of certificates will provide credit support to a class or classes of “super senior” certificates by receiving allocations of certain Realized Losses that would otherwise be allocable to the related super senior certificates.

The AP Percentage of the principal portion of any Realized Loss (other than an Excess Loss) on a Discount Mortgage Loan in a mortgage pool will be allocated to and reduce the Component Principal Amount of the related component of the Class AP Certificates until its Component Principal Amount has been reduced to zero. To the extent that funds are available therefor on any Distribution Date through the related Credit Support Depletion Date, distributions in respect of the related Component Deferred Amount will be made on the related component of the Class AP Certificates in accordance with priority (iv) under “—Priority of Distributions” herein. Any distribution in respect of the related Component Deferred Amount will not reduce the Component Principal Amount of the related component of the Class AP Certificates. No interest will accrue on the related Component Deferred Amount. No distributions in respect of the related Component Deferred Amount will be made after the Distribution Date on which the Component Principal Amount of the related component of the Class AP Certificates has been reduced to zero. On each Distribution Date through the related Credit Support Depletion Date, the Component Principal Amount of the lowest ranking component of subordinate certificates related to such mortgage pool or the Class Principal Amount of the lowest ranking class of subordinate certificates related to such mortgage pool will be reduced by the amount of any distributions in respect of the related Component Deferred Amount on that Distribution Date. Any such reduction will be allocated in the same manner as a Realized Loss, as described above. After the related Credit Support Depletion Date, no distributions will be made in respect of, and losses allocated to the related component of the Class AP Certificates will not be added to, the related Component Deferred Amount.

The applicable Non-AP Percentage of the principal portion of any Excess Loss (other than a Debt Service Reduction) on a Mortgage Loan in a mortgage pool for any Distribution Date will be allocated proportionately to the Non-AP Senior Certificates relating to such mortgage pool on the basis of their Class Principal Amounts and to the components or classes of subordinate certificates on the basis of their Component Principal Amounts or Class Principal Amounts, as applicable, except that any such Excess Loss allocated to an accrual class will be allocable on the basis of the lesser of the then current Class Principal Amount or initial Class Principal Amount of such class. The principal portion of Debt Service Reductions will not be allocated in reduction of the Component Principal Amounts or the Certificate Principal Amounts of any Components or Certificates, respectively.

The applicable AP Percentage of the principal portion of any Excess Loss (other than a Debt Service Reduction) on a mortgage loan in a mortgage pool for any Distribution Date will be allocated to related component of the Class AP Certificates.

The Component Principal Amount or Class Principal Amount of the lowest ranking component or class of subordinate certificates then outstanding related to a mortgage pool will also be reduced by any related Subordinate Component Writedown Amount or Subordinate Class Writedown Amount, as applicable. However, on any Distribution Date on which a Subsequent Recovery related to such mortgage pool is distributed, the Component Principal Amount or Class Principal Amount of any component or class of subordinate certificates then outstanding related to such mortgage pool for which any Realized Loss or any related Subordinate Component Writedown Amount or Subordinate Class Writedown Amount, as applicable, has been applied will be increased, in order of seniority, by an amount equal to the lesser of (i) the amount the component or class has been reduced by any Realized Losses or any related Subordinate Component Writedown Amount or Subordinate Class Writedown Amount, as applicable, which has not been previously increased by any Subsequent Recovery related to such mortgage pool and (ii) the total amount of any Subsequent Recovery related to such mortgage pool distributed on such date to components or classes of subordinate certificates or related senior certificates, after application (for this purpose) to more senior components or classes of subordinate certificates or related senior certificates.

On any Distribution Date on which a Subsequent Recovery related to a mortgage pool is distributed, the Class Principal Amount of any class of senior certificates then outstanding related to such mortgage pool for which any Realized Loss has been applied will be increased, in order of seniority, by an amount (to be applied pro rata to all certificates of such class) equal to the lesser of (i) the amount the class of certificates has been reduced by any Realized Losses which has not been previously increased by any Subsequent Recovery related to such mortgage pool and (ii) the total amount of any Subsequent Recovery related to such mortgage pool distributed on such date to certificateholders, after application (for this purpose) to more senior classes of certificates.

Excess Losses will be allocated as described above. The Special Hazard Loss Limits related to a mortgage pool (or mortgage pools) will each be reduced, from time to time, to an amount equal on any Distribution Date to the lesser of (a) the greatest of (1) 1.00% of the aggregate of the Scheduled Principal Balances of all the mortgage loans in the related mortgage pool (or mortgage pools), (2) twice the Scheduled Principal Balance of the related mortgage loan having the highest Scheduled Principal Balance and (3) the aggregate Scheduled Principal Balance of the mortgage loans secured by mortgaged properties located in the single California postal zip code area having the highest aggregate Scheduled Principal Balance of any such zip code area and (b) the related Special Hazard Loss Limit as of the related closing date less the amount, if any, of Special Hazard Losses incurred since the related closing date.

The Bankruptcy Loss Limits related to a mortgage pool (or mortgage pools) will each be reduced, from time to time, by the amount of Bankruptcy Losses allocated to the certificates until the Bankruptcy Coverage Termination Date. The Fraud Loss Limits related to a mortgage pool (or mortgage pools) will each be reduced, from time to time, by the amount of Fraud Losses allocated to the related certificates. In addition, on each anniversary of the related cut-off date, the related Fraud Loss Limit will be reduced as follows: (a) on the first and second anniversaries of the related cut-off date, to an amount equal to the lesser of (1) the related Fraud Loss Limit as of the most recent anniversary of the related cut-off date and (2) 1.00% of the aggregate Scheduled Principal Balance of all the mortgage loans in the related mortgage pool (or mortgage pools), as of the most recent anniversary of the related cut-off date, (b) on the third and fourth anniversaries of the related cut-off date, to an amount equal to the lesser of (1) the related Fraud Loss Limit as of the most recent anniversary of the related cut-off date and (2) 0.50% of the aggregate Scheduled Principal Balance of all the mortgage loans in the related mortgage pool (or mortgage pools) as of the most recent anniversary of the related cut-off date and thereafter, to zero.

In the event that any amount is recovered in respect of principal of a Liquidated Mortgage Loan after any related Realized Loss has been allocated as described herein, such amount will be distributed to the certificates still outstanding, proportionately, on the basis of any Realized Losses previously allocated thereto. It is generally not anticipated that any such amounts will be recovered.

Optional Termination of the Trust Fund

On any Distribution Date after the date on which the total Scheduled Principal Balance of the mortgage loans (determined in the aggregate rather than by pool) is less than 10% of the related cut-off date balance of the mortgage loans, the Master Servicer (subject to the terms of the related trust agreement) will, with the prior written consent of the Seller (which consent shall not be unreasonably withheld), have the option to purchase the mortgage loans, any REO Property and any other property remaining in the related trust fund and thereby effect the termination of the related trust fund and the retirement of the certificates. The purchase price of the mortgage loans must be equal to the sum of (a) 100% of the total outstanding principal balance of the mortgage loans, plus accrued interest thereon at the applicable Mortgage Rate, (b) the fair market value of all other property remaining in the trust fund (reduced, in the case of any REO Property, by (1) reasonably anticipated disposition costs and (2) any amount by which the fair market value as so reduced exceeds the outstanding principal balance of the related mortgage loan) and (c) any unreimbursed servicing advances for the related Distribution Date and certain amounts owed to the Trustee. The Master Servicer, the trustee, each servicer and each custodian will be reimbursed from the Purchase Price for (i) any servicing advances and unpaid servicing fees, as applicable and (ii) any other amounts due under the related trust agreement, the related servicing agreements or the related custodial agreements, as applicable. This purchase will be treated as a prepayment of the mortgage loans for purposes of distributions to the related certificateholders. Upon payment in full to the related certificateholders of these amounts, the related trust fund will be terminated.

Underwriting Guidelines

Lehman Brothers Bank, FSB

General. Lehman Brothers Bank, FSB (“Lehman Bank”) is a federal savings bank chartered under the Home Owners’ Loan Act and under the supervision of the Office of Thrift Supervision. Lehman Bank’s home office is located in Wilmington, Delaware, and Lehman Bank also has a branch in Jersey City, New Jersey. Lehman Bank originates and purchases residential and commercial mortgage loans and engages in other permitted bank activities. Lehman Bank began originating and purchasing residential mortgage loans in 1999.

Lehman Bank originates residential mortgage loans through its wholly-owned operating subsidiary and agent, Aurora Loan Services, LLC, a Delaware limited liability company (“Aurora”). Aurora originates loans through its Conduit, Wholesale and Retail channels, and is headquartered in Littleton, Colorado.

Production of Lehman Bank Loans
Through Aurora Loan Services

	CONDUIT	WHOLESALE/ RETAIL	TOTAL (in $ billions)
2003	$23.5	$8.7	$32.2
2004	31.8	11.1	42.9
2005	38.8	13.3	51.9
2006	25.7	11.1	36.8

The Conduit Division operates in two locations, Englewood, Colorado and Dallas, Texas. Correspondents are approved to do business with Aurora upon completion of an application, a satisfactory civil and criminal background check without significant derogatory findings, review of the correspondent’s financial condition, and execution of a Correspondent Loan Sale Agreement (the “LSA”). The LSA provides standard representations and warranties, and provides for indemnification and repurchase in case of breach.

Correspondents generally underwrite loans to Lehman Bank Underwriting Guidelines (as described below). Aurora may pre-underwrite loans, or the correspondents may engage third party vendors who have been authorized by Aurora to underwrite loans to Lehman Bank’s Underwriting Guidelines. In these cases, Aurora will fund loans which are in compliance with all conditions set forth in the loan approval and Aurora’ Seller’s Guide. Certain correspondents are given delegated underwriting authority. Full delegated underwriting authority is granted only to correspondents who meet a minimum net worth requirement and have a satisfactory quality control program in place; if Aurora has prior experience with the correspondent, such prior experience is reviewed to ensure satisfactory quality of production. Limited delegated underwriting authority (“D4” designation) may be granted to correspondents not meeting these requirements (although the history with the correspondent, if available, is reviewed); however, D4 is limited to loans of less than $650,000 and require a pre-funding credit review. A third group of correspondents sell to Lehman Bank through Aurora in “mini-bulk” transactions, in which they generally represent and warrant compliance with Lehman Bank’s Underwriting Guidelines or other guidelines approved by Aurora.

Some correspondents selling through mini-bulk transactions apply for and are granted authority to underwrite mortgage loans for sale to Lehman Bank using underwriting guidelines of a company other than Aurora/Lehman Bank. These are referred to “Other People’s Guidelines”, or OPG. The OPG are reviewed by the credit staff at Aurora to determine that they are acceptable to Lehman Bank. OPG may vary from Lehman Bank’s guidelines but the products are deemed by Aurora to be substantially similar to the products produced in accordance with Lehman Bank’s underwriting guidelines. Aurora’s Credit Policy staff reviews all proposed OPG guidelines in detail and identifies material differences from Lehman Bank Underwriting Guidelines that represent an increased risk. Those identified areas are either determined to be acceptable, unacceptable (in which case the correspondent is notified that loans with such features are not eligible for purchase), or “materially different, but not prohibited”. This “material difference list” is used primarily as a reference by the due diligence team to focus/prioritize their credit review on loans with these material difference characteristics.

Aurora Conduit Division
% of Loans originated by Underwriting Guidelines

	2004	2005	2006
Pre-underwritten by Aurora or approved 3rd party to Lehman Bank Guidelines	35.9%	23.6%	15.0%
Through Delegated Underwriting Authority to Lehman Bank Guidelines	48.7%	70.7%	81.8%
Underwritten to approved “Other People’s Guidelines”	15.4%	5.7%	3.3%

The Wholesale Division operates out of two Regional Operations Centers. All loans in the Wholesale Division are underwritten to Lehman Bank’s Underwriting Guidelines as described below. Brokers are approved to do business with Aurora upon completion of an application, a civil and criminal background check on the company, broker of record and owners with no significant derogatory findings, verification of all necessary licenses and satisfactory mortgage related experience,  and execution of a Broker Agreement. Brokers are recertified annually.

The Retail Division, known as National Consumer Direct Lending, operates out of a central location in Englewood, Colorado. In late 2005, the Retail operation became a production unit within the Englewood Wholesale office. All Retail loans are underwritten by Aurora to Lehman Bank’s Underwriting Guidelines. Retail production represented 1% of Aurora’s total loan production in 2005 and 2006.

Lehman Bank Underwriting Guidelines

The Lehman Bank Underwriting Guidelines are generally not as strict as Fannie Mae or Freddie Mac guidelines. The Lehman Bank Underwriting Guidelines are intended to evaluate the value and adequacy of the mortgaged property as collateral and to consider the applicant’s credit standing and repayment ability. On a case-by-case basis, the underwriter may determine that, based upon compensating factors, an applicant not strictly qualifying under the applicable underwriting guidelines warrants an underwriting exception. Compensating factors may include, but are not limited to, low loan-to-value ratios, low debt-to-income ratios, good credit history, stable employment, financial reserves, and time in residence at the applicant’s current address. A significant number of the Mortgage Loans may contain underwriting exceptions.

The Lehman Bank Underwriting Guidelines are applied in accordance with a procedure that generally requires (1) an appraisal of the mortgaged property by a qualified, independent appraiser that conforms to Fannie Mae and Freddie Mac standards and (2) a review of such appraisal by the underwriter and may include a review of the original appraisal by Aurora’s review appraisal department. The requirement for review by the appraisal review department is dependent upon several risk factors, including but not limited to loan amount, property value, location of the property, prior experience with the appraiser, underwriter referrals, and property type.

Each appraisal includes a market data analysis based on recent sales of comparable homes in the area. The Lehman Bank Underwriting Guidelines generally permit mortgage loans with loan-to-value ratios at origination of up to 100% (or, with respect to certain mortgage loans, up to 95%) for the highest credit-grading category, depending on the creditworthiness of the borrower, the type and use of the property, the debt-to-income ratio and the purpose of the loan application.

Each prospective borrower completes an application that includes information with respect to the applicant’s liabilities, assets, income and employment history (except with respect to certain “no documentation’’ mortgage loans described below), as well as certain other personal information. Each originator requires a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, repossession, suits or judgments.

The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders; installment, revolving and open debt payments; derogatory credit information including repossessions and/or foreclosures; and any public records of bankruptcies, tax liens, law suits or judgments. The credit report contains a credit score, which is generated by models developed by a third-party and embodies a statistical analysis of likely future credit performance. Each of the three national credit repositories may provide a credit score for an applicant. In the event that there are multiple credit scores on for an applicant, Aurora will disregard the lowest and highest credit scores and will use the remaining score; if there are only two credit scores, Aurora will use the lower of the two credit scores; if there is only one credit score available, the credit score receives additional scrutiny from the underwriter. This process is used to determine a representative credit score for each applicant. In cases where there are multiple applicants, for determination of the File Credit Score, Aurora will generally use the credit score of the applicant contributing at least 50% of the total qualifying income. If the program for which the application is submitted does not disclose an income, or if no borrower is contributing at least 50% of the total qualifying income, then the lowest representative credit score is used as the File Credit Score.

Aurora offers a number of loan products, including first and second lien loans. Most of Aurora’s loan products are classified as “Alt A”, with minimum credit scores of 620, maximum debt-to-income ratios of 45-50%, and maximum combined loan-to-value ratios of 100%. Aurora also offers certain products for applicants with lower credit scores. Most loan products are offered with a choice of fixed, variable or hybrid interest rates, and with the option for a 5- or 10-year interest only period or amortization over the original term of the loan. DTI’s for interest-only loans are computed using the initial interest-only payment (or, for ARM’s which will experience rate adjustments in less than twenty-four months, using the fully-indexed interest-only payment).

In addition, Aurora recently began to offer a payment option product. This product bears an interest rate which is fixed for 5 years and then floats with an index. Minimum payments for an initial option period (which lasts 5 years, or when the maximum negative amortization amount is reached, whichever comes first) are substantially lower than the accrued interest amount and, if selected, would result in an increase in principal balance. The borrower is also offered the option each month during the option period to make a payment equal to the accrued interest for the prior month, or in an amount sufficient to amortize the loan over 30 or 15 year period. Once the option period expires, the loan payment options are interest only or 30 or 15 year amortizing payment until the end of the interest only period, which is 120 months from origination. After the 120th payment, the loan converts to an amortization loan for the balance of the term. Payment option products are underwritten using the greater of the initial rate or the fully indexed rate, a fully amortizing payment, and the maximum potential principal balance of the loan.

Most of Aurora’s loan products are available with multiple income documentation types, as described below.

Lehman Bank originates loans with different income and asset “documentation” requirements. The types of income and asset documentation include Full Documentation, Lite Documentation, Stated Income, Stated-Stated, No Ratio, and No Documentation. Verification of employment, income and assets in a mortgage loan file is dependent on the documentation program.

For most “Full Documentation” program loans, documentation consistent with Fannie Mae/Freddie Mac guidelines is required, which generally includes verification of current income and employment, a two-year history of previous income and employment (or for self-employed borrowers, two years of income tax returns), verification through deposit verifications of sufficient liquid assets for down payments, closing costs and reserves, and depository account statements or settlement statements documenting the funds received from the sale of the previous home. Employment is verified by telephone for salaried borrowers; for self-employed borrowers, profit and loss statements are generally required.

Certain “Full Documentation” programs (currently Aurora’s Expanded Options and certain approved OPG programs) do not require documentation consistent with Fannie Mae/Freddie Mac guidelines, but generally provide for verification of current income and employment, a 12-24 month history of previous income and employment (or for self-employed borrowers, one or two years of income tax returns), verification through deposit verifications of sufficient liquid assets for down payments, closing costs and reserves, and depository account statements or settlement statements documenting the funds received from the sale of the previous home. Employment is verified by telephone for salaried borrowers; for self-employed borrowers, profit and loss statements are generally required.

“Lite Documentation” loans generally provide for 6-12 months of income documentation or 6 months of personal or business bank statements.

For “Stated Income’’ program loans, current employment is verified, a two-year history of previous employment is required, qualifying income is based on the stated amount provided by the applicant, and deposit verifications are made to ensure sufficient liquid assets.. Verification of the source of funds (if any) required to be deposited by the applicant into escrow in the case of a purchase money loan is generally required under all program guidelines (except for no documentation program guidelines). Employment is verified by telephone, and the underwriter will determine whether the income is reasonable for the occupation stated.

“Stated-Stated” program loans are based upon Stated Income, as described above. There are no deposit verifications made and the asset analysis is based on the stated amount provided by the applicant.

“No Ratio” program loans require verification of current employment, a minimum of two years’ history of previous employment and verification of sufficient liquid assets. Employment is verified by telephone, and the underwriter will determine whether the occupation stated can reasonably be expected to provide the income needed to support the loan payments.

Under “No Documentation” program guidelines, no information is obtained regarding the borrowers’ income or employment and there is no verification of the borrowers’ assets. The no documentation program guidelines require stronger credit profiles than the other loan programs, and have substantially more restrictive requirements for loan amounts, loan-to-value ratios and occupancy.

The above is a general description of the Lehman Bank Underwriting Guidelines as generally applied, with some variation by Aurora. This summary does not purport to be a complete description of the underwriting standards of Lehman Bank.

Loans made by Lehman Bank through Aurora are subject to Aurora’s internal Quality Control program. This program includes monitoring of pre-funding fraud detection programs, review of cancelled and denied files, and a review of a statistical sample of closed loans for compliance, underwriting, property value, and adherence to policies and procedures.

Substantially all of the Mortgage Loans originated by Lehman Bank will be initially serviced by Aurora. For a description of Aurora, see “The Master Servicer” herein.

General Underwriting Guidelines

The General Underwriting Guidelines applied by the Originators other than Lehman Bank are generally not as strict as Fannie Mae or Freddie Mac guidelines. The General Underwriting Guidelines are intended to evaluate the value and adequacy of the mortgaged property as collateral and to consider the borrower’s credit standing and repayment ability. On a case by-case basis, the Originators may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under the applicable underwriting guidelines warrants an underwriting exception. Compensating factors may include, but are not limited to, relatively low loan-to-value ratios, relatively low debt to-income ratios, good credit history, stable employment, financial reserves, and time in residence at the applicant’s current address. A significant number of the Mortgage Loans originated by the Originators may represent such underwriting exceptions.

The General Underwriting Guidelines are applied in accordance with a procedure that generally requires (1) an appraisal of the mortgaged property by qualified independent appraisers (and in cases of certain high balance mortgage loans, two appraisals) that conform to Fannie Mae and Freddie Mac standards and (2) a review of such appraisal, which review may be conducted by the Originator’s staff appraiser or representative and, depending on the amount of property data available, the original principal balance and loan-to-value ratio of the mortgaged property, may include a field review of the original appraisal (or a drive-by review appraisal) by another independent appraiser. Such appraisal will generally include a market data analysis based on recent sales of comparable homes in the area and a replacement cost analysis based on the current cost of constructing a similar home. The General Underwriting Guidelines generally permit mortgage loans with loan-to-value ratios at origination of up to 90% (or, with respect to certain Mortgage Loans, up to 100%) for the highest credit grading category, depending on the creditworthiness of the borrower, and, in some cases, the type and use of the property, the debt-to-income ratio and the purpose of the loan application. Under the General Underwriting Guidelines, the amount in combined loan-to-value ratio for purchase among mortgage loans may differ from these applicable to refinancings.

Each prospective borrower completes an application that includes information with respect to the applicant’s liabilities, income (except with respect to certain “no documentation” mortgage loans described below) and employment history, as well as certain other personal information. Each Originator requires a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, repossession, suits or judgments.

In general, all of the Mortgage Loans originated under the General Underwriting Guidelines were originated consistent with and generally conform to “full documentation,” “limited documentation,” “no ratio documentation,” “stated documentation” or “no documentation” residential loan programs.

Verification of employment, income and assets in a Mortgage Loan file is dependent on the documentation program. For “full documentation” program loans, documentation substantially consistent with Fannie Mae/Freddie Mac guidelines is required, which generally includes verification of current employment, a two year history of previous employment (or for self-employed borrowers, two years of income tax returns), verification through deposit verifications of sufficient liquid assets for down payments, closing costs and reserves, and depository account statements or settlement statements documenting the funds received from the sale of the previous home. For “limited documentation” program loans and “stated documentation” program loans, current employment is verified, a two year history of previous employment is required, qualifying income is based on the stated amount provided by the prospective borrower, and deposit verifications are made to ensure sufficient liquid assets. “No ratio documentation” program loans require verification of current employment, a minimum of two years’ history of previous employment and verification of sufficient liquid assets, although generally more emphasis is placed on the prospective borrower’s credit score and on the value and adequacy of the mortgaged property as collateral and other assets of the prospective borrower than on income underwriting. Verification of the source of funds (if any) required to be deposited by the applicant into escrow in the case of a purchase money loan is generally required under all program guidelines (except for no documentation program guidelines).

Certain of the Mortgage Loans were originated or acquired by the Originators under “no documentation” program guidelines, pursuant to which no information was obtained regarding the borrowers’ income or employment and there was no verification of the borrowers’ assets. The no documentation program guidelines require stronger credit profiles than the other loan programs, and have substantially more restrictive requirements for loan amounts, loan-to-value ratios and occupancy requirements.

The Sponsor

For more information on Lehman Brothers Holdings Inc., see “The Sponsor” in the accompanying prospectus.

The Depositor

For more information on Structured Asset Securities Corporation, see “The Depositor” in the accompanying prospectus.

The Master Servicer

For more information on Aurora Loan Services LLC, see “The Master Servicer” in the accompanying prospectus.

Administration of the Trust Fund

Servicing and Administrative Responsibilities

The Servicers, the Master Servicer, the Trustee and the Custodians will have the following responsibilities with respect to the trust fund:

Party:	Responsibilities:
Servicers	Performing the servicing functions with respect to the mortgage loans and the Mortgaged Properties in accordance with the provisions of the Servicing Agreements, including, but not limited to:

collecting monthly remittances of principal and interest on the mortgage loans from the related borrowers, depositing such amounts in the related Servicing Account, and delivering all amounts on deposit in the Servicing Accounts to the Master Servicer for deposit in the collection account on the related servicer remittance date;

collecting amounts in respect of taxes and insurance from the related borrowers, depositing such amounts in the related escrow account, and paying such amounts to the related taxing authorities and insurance providers, as applicable;

making advances with respect to delinquent payments of principal and interest on the mortgage loans, to the extent such Servicer believes such advances will be recoverable;

Party:	Responsibilities:

paying, as servicing advances, customary costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the mortgaged property, (b) taxes, assessments and other charges which are or may become a lien upon the mortgaged property or (c) borrower-paid primary mortgage insurance policy premiums and fire and hazard insurance coverage, to the extent not paid by the borrower;

providing monthly loan-level reports to the Master Servicer;

maintaining certain insurance policies relating to the mortgage loans; and

enforcement of foreclosure proceedings.

Master Servicer	Performing the master servicing functions in accordance with the provisions of the Trust Agreement and the Servicing Agreements, including but not limited to:

monitoring each Servicer’s performance and enforcing each Servicer’s obligations under the related Servicing Agreement;

collecting monthly remittances from each Servicer for deposit in the collection account on the related Servicer’s remittance date and delivering all amounts on deposit in the collection account to the Trustee for deposit in the certificate account on the master servicer remittance date;

gathering the monthly loan-level reports delivered by each Servicer and providing a comprehensive loan-level report to the Trustee with respect to the mortgage loans;

upon the termination of a Servicer, appointing a successor servicer, and until a successor servicer is appointed, acting as successor servicer; an upon the failure of a Servicer to make advances with respect to a mortgage loan, making those Advances to the extent provided in the Trust Agreement.

Trustee	Performing the trustee functions in accordance with the provisions of the Trust Agreement, including but not limited to:

receiving monthly remittances from the Master Servicer for deposit in the certificate account and distributing all amounts on deposit in the certificate account to the certificateholders in accordance with the priorities described in the Trust Agreement;

preparing and distributing annual investor reports necessary to enable certificateholders to prepare their tax returns;

preparing and distributing the monthly distribution date statement to certificateholders based on information received from the Master Servicer and any cap counterparty;

exercising remedies upon an Event of Default where a responsible officer of the trustee has actual knowledge of the default and is instructed by certificateholder to enforce such remedies; and

Party:	Responsibilities:
until a successor master servicer is appointed, acting as successor master servicer in the event the Master Servicer resigns or is removed by the Trustee.

Custodians	Performing the custodial functions in accordance with the provisions of the custodial agreements, including but not limited to:

holding and maintaining the Mortgage Loan documents related to the Mortgage Loans in a fireproof facility intended for the safekeeping of mortgage loan files on behalf of the Trustee.

Mortgage Loan Servicing

General

The Servicers will have primary responsibility for servicing the Mortgage Loans including, but not limited to, all collection, advancing and loan level reporting obligations, maintenance of custodial and escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings with respect to the mortgage loans and the mortgaged properties in accordance with the provisions of the Servicing Agreements.

Under each Servicing Agreement, the Master Servicer has the authority to terminate the related Servicer for certain events of default which indicate that either the Servicer is not performing, or is unable to perform, its duties and obligations under the Servicing Agreement. If the Master Servicer terminates a Servicer, the Master Servicer will be required to appoint a successor servicer as provided in the Trust Agreement. Notwithstanding anything to the contrary in the prospectus, the Master Servicer will not be ultimately responsible for the performance of the servicing activities by a Servicer.

Any successor servicer must be qualified to service mortgage loans for Freddie Mac or Fannie Mae and must have a net worth of not less than $25,000,000.

Servicing Accounts

Each Servicer will establish and maintain a segregated Servicing Account in the name of the Trustee into which each Servicer will deposit payments on account of interest and principal for the related Mortgage Loans, less its servicing fee, as described under “Servicing of Loans—Deposits to and Withdrawal from the Collection Account” and “—Servicing Accounts” in the prospectus. On each servicer remittance date, each Servicer will remit the amounts on deposit in its Servicing Account to the Master Servicer for deposit into the collection account, which is maintained by the Master Servicer. The Servicers and the Master Servicer are entitled to reimburse themselves from the related Servicing Account or collection account, as applicable, for any Advances made and expenses incurred. The Servicing accounts and the collection account will consist solely of amounts relating to the Mortgage Loans, and amounts on deposit therein will not be commingled with any other funds not related to the Trust Fund.

Servicing Compensation and Payment of Expenses

Each Servicer will be paid the applicable servicing fee for each mortgage loan serviced by it and any successor to a Servicer will in all cases receive a fee in an amount equal to, but not greater than, the applicable servicing fee. As additional servicing compensation, each Servicer is entitled to retain (i) all servicing related fees, including assumption fees, modification fees, ancillary servicing fees, extension fees, non-sufficient fund fees and late payment charges (other than prepayment premiums) to the extent collected from the borrower, (ii) any interest or other income earned on funds held in the servicing accounts and escrow accounts and other similar items described under each related Servicing Agreement and (iii) any prepayment interest excess to the extent not offset by Prepayment Interest Shortfalls (in the case of Aurora, if applicable).

The Servicing Fees are subject to reduction as described below under “Prepayment Interest Shortfalls”. See “Servicing of Loans—Servicing Compensation and Payment of Expenses” in the prospectus for information regarding expenses payable by the Master Servicer and the Servicers. The Master Servicer and the Servicers will be entitled to reimbursement for certain expenses prior to distribution of any amounts to Certificateholders.

Waiver or Modification of Mortgage Loan Terms

The Servicers may waive, modify or vary any term of any mortgage loan or consent to the postponement of strict compliance with any term of any mortgage loan so long as that waiver, modification or postponement is not materially adverse to the trust fund; provided, however, that the Servicers may not permit any modification for any mortgage loan that would change the mortgage rate, defer or forgive the payment of principal or interest, reduce or increase the outstanding scheduled principal balance (except for actual payments of principal) or change the final maturity date on that mortgage loan without providing prior written notice to the Master Servicer. However, such Servicer may not make or permit any modification, waiver or amendment of any term of any mortgage loan that would cause any REMIC created under the Trust Agreement to fail to qualify as a REMIC or result in the imposition of any tax.

Prepayment Interest Shortfalls

When a borrower prepays a mortgage loan in full or in part between scheduled payment dates, the borrower pays interest on the amount prepaid only from the last scheduled payment date to the date of prepayment, with a resulting reduction in interest payable for the month during which the prepayment is made. Any prepayment interest shortfall is generally required to be paid by the applicable Servicer, up to the total amount of Servicing Fees received on the mortgage loans serviced by it for the applicable distribution date, and in the case of Aurora such amount shall not be offset by prepayment interest excess. The Master Servicer is not required to fund any prepayment interest shortfall required to be funded but not funded by the Servicers or a successor servicer as discussed herein.

Advances

Each Servicer will generally be obligated to make advances to the extent that such advances, in its judgment, are reasonably recoverable from future payments and collections, insurance payments or proceeds of liquidation of the related mortgage loan. The Master Servicer will be obligated to make any required advance if the Servicer fails in its obligation to do so, to the extent provided in the Trust Agreement. The Master Servicer and each Servicer, as applicable, will be entitled to recover any advances made by it with respect to a mortgage loan out of late payments thereon or out of related liquidation and insurance proceeds or, if those amounts are insufficient, from collections on other mortgage loans. Such reimbursements may result in Realized Losses.

The purpose of making these advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. No party will be required to make any Advances with respect to reductions in the amount of the monthly payments on mortgage loans due to reductions made by a bankruptcy court in the amount of a scheduled payment owed by a borrower or a Relief Act Reduction. No party which makes an Advance is entitled to interest on those advances.

Primary Mortgage Insurance

The Master Servicer and each Servicer will be required to take such action in servicing the mortgage loans as is necessary to keep the primary mortgage insurance policies in effect, and the Servicers will be responsible for filing claims under such primary mortgage insurance policies on behalf of the trust fund.

Collection of Taxes, Assessments and Similar Items

The Servicers will, to the extent required by the related loan documents, maintain escrow accounts for the collection of hazard insurance premiums and real estate taxes with respect to the mortgage loans, and will make advances with respect to delinquencies in required escrow payments by the related borrowers to the extent necessary to avoid the loss of a mortgaged property due to a tax sale or the foreclosure thereof as a result of a tax lien.

Insurance Coverage

The Master Servicer and the Servicers are required to obtain and thereafter maintain in effect a bond, corporate guaranty or similar form of insurance coverage (which may provide blanket coverage), or any combination thereof, insuring against loss occasioned by the errors and omissions of their respective officers and employees.

Evidence as to Compliance

Each Servicing Agreement will provide that the related Servicer will certify to the Depositor, the Trustee and the Master Servicer that all information prepared by it and provided to the Master Servicer relating to the Mortgage Loans serviced by that Servicer is accurate and complete in all material respects as of the last day of the period covered by that report and that generally the Servicer is in compliance with its obligations to report to the Master Servicer and is in compliance with its obligations under the related Servicing Agreements. The Trust Agreement will provide that each year the Master Servicer will certify to the Trustee that for the prior calendar year, the Master Servicer has performed and fulfilled its duties, responsibilities and obligations under the Trust Agreement in all material respects throughout that year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to the Master Servicer and the nature and status thereof, and that the Master Servicer has received from each Servicer an annual certificate of compliance and a copy of that Servicer’s annual audit report, in each case to the extent required under the applicable Servicing Agreement, or, if any such certificate or report has not been received by the Master Servicer, the Master Servicer is using its best reasonable efforts to obtain such certificate or report.

Actions by the Sponsor and its Affiliates

The Sponsor, the Master Servicer and Aurora, if as a Servicer, have certain rights and obligations described in this term sheet supplement with respect to servicing of the Mortgage Loans, which may include, in the case of the Sponsor, loan-level representations and warranties. These parties have similar rights and obligations in connection with a substantial number of other mortgage loan securitization trusts formed at the direction of the Sponsor. The Sponsor and its affiliates may from time to time have economic interests in the performance of the Mortgage Loans included in the Trust Fund or in other securitization trusts that may include a residual interest, other classes of certificates or interests in the form of derivatives. In addition, because the performance of pools of mortgage loans may vary due to differing credit quality or other pool characteristics, the servicing techniques employed and level of servicing attention required may be greater in respect of some loan pools than others. While both the Sponsor and the Master Servicer will fulfill their contractual obligations with respect to the Trust Fund, the Sponsor and the Master Servicer may in some cases and with respect to certain securitization trusts employ different levels of investigation and remedial action and devote more resources to such matters as loss mitigation and repurchase of defective mortgage loans than would be required by contract in order to protect the economic interests of the Sponsor and its affiliates, or to address particular performance issues related to the characteristics of one or more mortgage loan pools.

The Trust Agreement

General

The certificates will be issued pursuant to the trust agreement. Reference is made to the prospectus for important information in addition to that set forth herein regarding the terms and conditions of the trust agreement and the certificates.

The certificates in certificated form will be transferable and exchangeable at the corporate trust office of the trustee.

Assignment of Mortgage Loans

The mortgage loans will be assigned by the depositor to the trustee, together with all principal and interest received with respect to such mortgage loans on and after the cut-off date (other than scheduled payments due on that date). The trustee will, concurrently with such assignment, authenticate and deliver the certificates. Each mortgage loan will be identified in a schedule appearing as an exhibit to the trust agreement which will specify with respect to each mortgage loan, among other things, the original principal balance and the scheduled principal balance as of the close of business on the cut-off date, the mortgage rate, the scheduled payment, the maturity date, the servicer and the custodian of the mortgage file, whether the mortgage loan is covered by a PMI policy and the applicable prepayment premium provisions, if any.

As to each mortgage loan, the following documents are generally required to be delivered to the related custodian on behalf of the trustee in accordance with the trust agreement: (1) the related original mortgage note endorsed without recourse to the trustee or in blank, (2) the original mortgage with evidence of recording indicated thereon (or, if such original recorded mortgage has not yet been returned by the recording office, a copy thereof certified to be a true and complete copy of such mortgage sent for recording), (3) an original assignment of the mortgage to the Trustee or in blank in recordable form (except as described below), (4) the policies of title insurance issued with respect to each mortgage loan and (5) the originals of any assumption, modification, extension or guaranty agreements. With respect to certain servicers, it is expected that the mortgages or assignments of mortgage with respect to each mortgage loan will have been recorded in the name of an agent on behalf of the holder of the related mortgage note. In that case, no mortgage assignment in favor of the trustee will be required to be prepared, delivered or recorded. Instead, the related servicer will be required to take all actions as are necessary to cause the trustee to be shown as the owner of the related mortgage loan on the records of the agent for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by the agent.

Each transfer of the mortgage loans from the seller to the depositor and from the depositor to the trustee will be intended to be a sale of the mortgage loans and will be reflected as such in the sale and assignment agreement and the trust agreement, respectively. However, in the event of insolvency of either the seller or the depositor, a trustee in bankruptcy or a receiver or creditor of the insolvent party could attempt to recharacterize the sale of the mortgage loans by the insolvent party as a financing secured by a pledge of the mortgage loans. In the event that a court were to recharacterize the sale of the mortgage loans by either the seller or the depositor as a financing, each of the depositor, as transferee of the mortgage loans from the seller, and the trustee will have a security interest in the mortgage loans transferred to it. The trustee’s security interest will be perfected by delivery of the mortgage notes to the custodians on behalf of the trustee.

Representations and Warranties

The mortgage loans either (a) were purchased pursuant to various sale agreements by the seller or Lehman Brothers Bank (the “Bank”) directly from the various transferors or (b) are mortgage loans originated by a Lehman affiliate. Any mortgage loans purchased by the Bank from a transferor were subsequently assigned to the seller.

Pursuant to the terms of each sale agreement, each transferor has made to the seller, as direct purchaser or assignee, as of the sale date certain representations and warranties concerning the related mortgage loans that generally include representations and warranties similar to those summarized in the prospectus under the heading “Loan Underwriting Procedures and Standards—Representations and Warranties.” The seller’s rights under each sale agreement will be assigned by the seller to the depositor pursuant to the sale and assignment agreement and, in turn, assigned by the depositor to the trustee for the benefit of holders of the certificates pursuant to the trust agreement. With respect to any mortgage loans originated by a Lehman affiliate, the seller will make certain representations and warranties to the depositor in the sale and assignment agreement that generally include representations and warranties similar to those summarized in the prospectus under the heading “Loan Underwriting Procedures and Standards—Representations and Warranties” which will be, in turn, assigned by the depositor to the trustee for the benefit of certificateholders pursuant to the trust agreement. In addition, each transferor will have represented to the seller (and/or the seller will have represented to the depositor), that (1) each mortgage loan at the time it was made complied in all material respects with applicable local, state and federal laws, including but not limited to all applicable anti-predatory and anti-abusive lending laws and (2) none of the mortgage loans constitute “high-cost” or “high-risk” loans under applicable anti-predatory and anti-abusive lending laws. Within the period of time specified in the trust agreement following the discovery of a breach of any representation or warranty that materially and adversely affects the value of the mortgage loan, or receipt of notice of such breach, the applicable transferor or the seller will be obligated either to (1) cure such breach, (2) repurchase the affected mortgage loan from the trust fund for a price equal to the unpaid principal balance thereof plus accrued interest thereon plus any costs and damages incurred by the trust fund in connection with any violation of any anti-predatory or anti-abusive lending laws or (3) in the circumstances described in the prospectus under “The Agreements—Repurchase and Substitution of Non-Conforming Loans,” substitute a qualifying substitute mortgage loan.

Certain Matters Under the Trust Agreement

Duties of the Trustee. The trustee will serve as paying agent and certificate registrar.

The trustee will be required to perform only those duties specifically required of it under the trust agreement unless an event of default has occurred, in which case the trustee may take such additional actions as described below under “—Events of Default under the Trust Agreement.” Upon receipt of the various certificates, statements, reports or other instruments required to be furnished to it, the trustee will be required to examine them to determine whether they are in the form required by the trust agreement; however, the trustee will not be responsible for the accuracy or content of any documents furnished to the trustee by any other party.

The trustee will not have any liability arising out of or in connection with the trust agreement, except that the trustee may be held liable for its own negligent action or failure to act, or for its own willful misconduct; provided, however, that the trustee will not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the certificateholders in an event of default, and the trustee will not be deemed to have notice of any event of default unless an officer of the Trustee has actual knowledge of the event of default or written notice of an event of default is received by the trustee at its corporate trust office. See “—Events of Default under the Trust Agreement” below. The trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the trust agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against risk or liability is not reasonably assured to it.

The trustee will have no duties under the trust agreement with respect to any claim or notice it may receive or which may be alleged to have been delivered to or served upon it by the parties as a consequence of the assignment of any mortgage loan under the trust agreement; however, the trustee will remit to the master servicer any claim or notice it may receive which is delivered to the corporate trust office and which contains information sufficient to permit the trustee to make a determination that the real property to which such document relates is a mortgaged property. None of the provisions in the trust agreement shall in any event require the trustee to perform, or be responsible for the manner of performance of, any of the obligations of the master servicer. The trustee will not be responsible for any act or omission of the master servicer, the depositor or any other party.

The trustee will not be responsible for (a) any recording or filing of any agreement or of any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing which may have been made, or the validity, priority, perfection or sufficiency of the security for the certificates, (b) the payment of any insurance related to the certificates or the Mortgage Loans or (c) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the trust fund, other than from funds available in any trust account.

Events of Default Under the Trust Agreement. An event of default under the trust agreement will generally consist of:

• any failure by the master servicer to furnish to the Trustee the mortgage loan data sufficient to prepare the reports to certificateholders that continues unremedied for two business days after the giving of written notice of the failure to the master servicer by the Trustee, or to the master servicer and the Trustee by the holders of certificates evidencing not less than 25% of the class principal amount (or percentage interest) of each class of certificates affected thereby;

• after receipt of notice from the trustee, any failure of the master servicer to remit to the Trustee any payment required to be made to the Trustee for the benefit of certificateholders under the trust agreement, including any advance, on the date specified in the trust agreement, which failure continues unremedied for a period of one business day after the date upon which notice of such failure shall have been given to the master servicer by the Trustee;

• any failure by the master servicer duly to observe or perform in any material respect any other of its covenants or agreements in the trust agreement that continues unremedied for the number of days specified in the trust agreement, or if any representation or warranty of the master servicer shall prove to be incorrect as of the time made in any respect that materially and adversely affects the interests of the certificateholders, and the circumstance or condition in respect of which such representation or warranty was incorrect shall not have been eliminated or cured within the number of days specified in the trust agreement, in either case after the giving of written notice of the failure to the master servicer by the trustee, or to the master servicer and the Trustee by the holders of certificates evidencing not less than 50% of the class principal amount (or percentage interest) of each class of certificates affected thereby;

• certain events in insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings and certain actions by the master servicer indicating its insolvency, reorganization or inability to pay its obligations, or any rating agency reducing or withdrawing or threatening to reduce or withdraw the rating of the certificates because of the financial condition or loan servicing capability of the master servicer;

• a sale or pledge of any of the rights of the master servicer under the trust agreement or an assignment or a delegation of the rights or duties of the master servicer under the trust agreement shall have occurred in any manner which is not permitted under the trust agreement and is without the prior written consent of the Trustee and certificateholders evidencing not less than 50% of the class principal amount (or percentage interest) of each class of certificates affected thereby; or

• if the master servicer has notice or knows that any servicer at any time is not either a Fannie Mae- or Freddie Mac-approved seller/servicer, and the master servicer has not terminated the rights and obligations of that servicer under the applicable servicing agreement and replaced such servicer with a Fannie Mae- or Freddie Mac-approved servicer within 60 days of the date the master servicer receives that notice or acquires such knowledge.

So long as an event of default remains unremedied under the trust agreement, the trustee may terminate the master servicer, whereupon the trustee, unless a successor master servicer is appointed, will succeed to all responsibilities, duties and liabilities of the master servicer under the trust agreement and will be entitled to reasonable compensation, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided in the trust agreement. In the event that the trustee is unwilling or unable so to act, it may select, or petition a court of competent jurisdiction to appoint, a housing and home finance institution, bank or mortgage servicing institution with a net worth of at least $15,000,000 to act as successor master servicer.

During the continuance of an event of default under the trust agreement, the trustee will have the right to take action to enforce its rights and remedies and to protect and enforce the rights and remedies of the certificateholders, and certificateholders evidencing not less than 25% of the class principal amount (or percentage interest) of each class of certificates affected thereby may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. However, the trustee will not be under any obligation to pursue any remedy or to exercise any of the trusts or powers unless the certificateholders have offered the trustee reasonable security or indemnity against the cost, expenses and liabilities that may be incurred by the trustee. Also, the trustee may decline to follow the direction if the trustee determines that the action or proceeding so directed may not lawfully be taken or would involve it in personal liability or be unjustly prejudicial to the non-assenting certificateholders.

No certificateholder, solely by virtue of that holder’s status as a certificateholder, will have any right under the trust agreement to institute any proceeding with respect to the trust agreement, unless that certificateholder previously has given to the trustee written notice of default and unless the holders of certificates evidencing not less than 25% of the class principal amount (or percentage interest) of each class of certificates affected thereby have made a written request upon the trustee to institute a proceeding in its own name as trustee thereunder, and have offered to the trustee reasonable indemnity, and the trustee for the number of days specified in the trust agreement has neglected or refused to institute such a proceeding.

Expenses and Indemnities of the Trustee. The trustee will be entitled to reimbursement of all reasonable expenses, disbursements and advances incurred or made by the trustee in accordance with the trust agreement, except for expenses, disbursements and advances incurred by the trustee in the routine administration of its duties under the trust agreement and except for any expenses arising from its negligence, bad faith or willful misconduct. The trustee will also be entitled to indemnification from the trust fund for any loss, liability or expense incurred, arising out of, or in connection with, the acceptance or administration of the trusts created under the trust agreement or in connection with the performance of its duties under the trust agreement, the sale and assignment agreement, any sale agreement, any servicing agreement or any custodial agreement, including the costs and expenses of defending itself against any claim in connection with the exercise or performance of any of its powers or duties under the trust agreement.

Resignation of Trustee. The trustee may, upon written notice to the depositor and the master servicer, resign at any time, in which event the depositor will appoint a successor trustee. If no successor trustee has been appointed and has accepted the appointment within 30 days after the trustee’s notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for appointment of a successor trustee.

The trustee may be removed at any time by the depositor if (a) the trustee ceases to be eligible to continue to act as trustee under the trust agreement, (b) the trustee becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the trustee is appointed, (c) a tax is imposed or threatened with respect to the trust fund by any state in which the trustee or the trust fund held by the trustee is located or (d) the continued use of the trustee would result in a downgrading of the rating by any rating agency of any class of certificates. In addition, the trustee may be removed at any time by holders of more than 50% of the class principal amount (or percentage interest) of each class of certificates upon 30 days’ written notice to the trustee.

Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee, whereupon the predecessor trustee will mail notice of the succession of the successor trustee to all certificateholders; the expenses of the mailing are to be borne by the predecessor trustee. The predecessor trustee will be required to assign to the successor trustee its interest under all mortgage loan files, and will be required to assign and pay over to the successor trustee the entire trust fund, together with all necessary instruments of transfer and assignment or other documents properly executed necessary to effect that transfer. In addition, the master servicer and the predecessor trustee will be required to execute and deliver such other instruments and do such other things as may reasonably be required to vest in the successor trustee all such rights, powers, duties and obligations.

Amendment of the Trust Agreement. The trust agreement may be amended by the parties to the trust agreement, without notice to or consent of the certificateholders:

(1) to cure any ambiguity;

(2) to conform to the provisions of the prospectus supplement and prospectus, to correct any defective provisions or to supplement any provision;

(3) to add any other provisions with respect to matters or questions arising under the trust agreement; or

(4) to comply with any requirements imposed by the Internal Revenue Code;

provided that (a) no such amendment may adversely affect the status of any REMIC and (b) any amendment under clause (3) above must not adversely affect in any material respect the interests of any certificateholders. Any amendment pursuant to clause (3) of the preceding sentence will be deemed not to adversely affect in any material respect the interests of any certificateholder if the trustee receives written confirmation from each rating agency that the amendment will not cause such rating agency to reduce its then current ratings assigned to the certificates.

The trust agreement may also be amended by the parties to the trust agreement with the consent of the certificateholders of not less than 66⅔% of the class principal amount (or percentage interest) of each class of certificates affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the trust agreement or modifying in any manner the rights of certificateholders; provided however, that no amendment may reduce the amount or delay the timing of payments on any certificate without the consent of the holder of such certificate, or reduce the percentage required to consent to the amendment, without the consent of certificateholders of 100% of the class principal amount (or percentage interest) of each class of certificates affected by the amendment.

Yield, Prepayment and Weighted Average Life

General

The yields to maturity (or to early termination) of the certificates will be affected by the rate of principal payments (including prepayments, which may include amounts received by virtue of purchase, condemnation, insurance or foreclosure) on the related mortgage loans in the related mortgage pool or mortgage pools. Yields will also be affected by the extent to which mortgage loans bearing higher mortgage rates prepay at a more rapid rate than mortgage loans with lower mortgage rates, the amount and timing of borrower delinquencies and defaults resulting in realized losses, the purchase price for the certificates and other factors.

Principal prepayments may be influenced by a variety of economic, geographic, demographic, social, tax, legal and other factors, including the credit quality of the mortgage loans. In general, if prevailing interest rates fall below the interest rates on the mortgage loans, the mortgage loans are likely to be subject to higher prepayments than if prevailing rates remain at or above the interest rates on the mortgage loans. Conversely, if prevailing interest rates rise above the interest rates on the mortgage loans, the rate of prepayment would be expected to decrease. Other factors affecting prepayment of the mortgage loans include such factors as changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, changes in the values of mortgaged properties, mortgage market interest rates and servicing decisions. The mortgage loans generally have due-on-sale clauses.

In addition, the rate of principal prepayments may also be influenced by programs offered by mortgage loan originators, servicers and brokers (including the Servicers and their affiliates). In particular, the Seller and its affiliates (including Aurora) may solicit borrowers using general and targeted solicitations (which may be based on mortgage loan characteristics including, but not limited to, interest rate, payment history or geographic location) and solicitations to borrowers whom the Seller or its affiliates believe may be considering refinancing their mortgage loans.

The rate of principal payments on the mortgage loans will also be affected by the amortization schedules of the mortgage loans, the rate and timing of prepayments thereon by the borrowers, liquidations of defaulted mortgage loans and repurchases of mortgage loans due to certain breaches of representations and warranties or defective documentation. The timing of changes in the rate of prepayments, liquidations and purchases of the related mortgage loans may, and the timing of realized losses will, significantly affect the yield to an investor, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation. Because the rate and timing of principal payments on the mortgage loans will depend on future events and on a variety of factors (as described more fully herein and in the prospectus under “Yield, Prepayment and Maturity Considerations”), no assurance can be given as to such rate or the timing of principal payments on the certificates. In general, the earlier a prepayment of principal of the mortgage loans, the greater the effect on an investor’s yield. The effect on an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

Prepayments, liquidations and purchases of mortgage loans will result in distributions to holders of the related certificates of principal amounts that would otherwise be distributed over the remaining terms of such mortgage loans. The rate of defaults on the Mortgage Loans will also affect the rate and timing of principal payments on the mortgage loans. In general, defaults on mortgage loans are expected to occur with greater frequency in their early years.

The yields to investors in the Offered Certificates will be affected by the exercise by the Master Servicer of its right to purchase the Mortgage Loans.

If the purchaser of a certificate offered at a discount from its initial principal amount calculates its anticipated yield to maturity (or early termination) based on an assumed rate of payment of principal that is faster than that actually experienced on the related mortgage loans, the actual yield may be lower than that so calculated. Conversely, if the purchaser of a certificate offered at a premium calculates its anticipated yield based on an assumed rate of payment of principal that is slower than that actually experienced on the related mortgage loans, the actual yield may be lower than that so calculated. For this purpose, prepayments of principal include not only voluntary prepayments made by the borrower, but repurchases of mortgage loans by the Seller due to breaches of representations and warranties.

Material Federal Income Tax Considerations

General

Upon the issuance of the certificates, Tax Counsel will deliver its opinion to the effect that, assuming compliance with the Trust Agreement, each of the REMICs formed pursuant to the Trust Agreement will qualify as a REMIC within the meaning of Section 860D of the Code.

The certificates may be issued with original issue discount (“OID”). A beneficial owner of a certificate must include any OID in income as it accrues on a constant yield method, regardless of whether the beneficial owner receives currently the cash attributable to such OID. See “Material Federal Income Tax Considerations—Taxation of Securities Treated as Debt Instruments—Interest Income and OID” in the prospectus.

Legal Investment Considerations

Certificates will constitute “mortgage related securities” for purposes of SMMEA for so long as they are rated in one of the two highest rating categories by one or more nationally recognized statistical rating agencies, and, as such, are legal investments for certain entities to the extent provided in SMMEA; provided that the related mortgage loans are secured by first liens on the related mortgaged properties. Such investments, however, will be subject to general regulatory considerations governing investment practices under state and federal laws.

Institutions whose investment activities are subject to review by certain regulatory authorities may be or may become subject to restrictions, which may be retroactively imposed by such regulatory authorities, on the investment by such institutions in certain mortgage related securities. In addition, several states have adopted or may adopt regulations that prohibit certain state chartered institutions from purchasing or holding similar types of securities.

Accordingly, investors should consult their own legal advisors to determine whether and to what extent the certificates may be purchased by such investors. See “Legal Investment Considerations” in the prospectus.

ERISA Considerations

An employee benefit plan or other retirement arrangement that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Code (collectively, a “Plan”), or an entity deemed to be investing with plan assets of such a plan or arrangement is subject to the fiduciary obligation and prohibited transaction provisions of ERISA and Section 4975 of the Code, unless it is covered by an administrative exemption. The U.S. Department of Labor has granted to the underwriter a prohibited transaction exemption relating to the acquisition, holding and transfer of mortgage-backed certificates (the “Underwriter’s Exemption”), subject to the limitations and qualifications described under “ERISA Considerations” in the prospectus. See “ERISA Considerations” in the prospectus.

The certificates which have an investment grade rating will generally be eligible to be purchased by Plans under the Underwriters Exemption. However, if there is an interest rate cap agreement the certificates may not be acquired or held by a person investing assets of any such plans or arrangements before the termination of the interest rate cap agreement unless such acquisition or holding is eligible for the exemptive relief available under a class exemption.

Glossary of Defined Terms

Accretion Termination Date	With respect to a class of Accrual Certificates, the earlier of:

(1) the related Credit Support Depletion Date; and

(2) the first Distribution Date on which the Class Principal Amount of a class or classes of certificates specified in the related term sheet has been reduced to zero.

Accrual Amount
With respect to any class of Accrual Certificates and any Distribution Date on or prior to the related Accretion Termination Date, the aggregate of amounts allocable to such Class pursuant to clauses (i) and (ii) under “Description of the Certificates—Priority of Distributions” herein.

Accrual Certificates	The class or classes of certificates specified in the related term sheet.

Accrual Period
For each class of certificates other than the LIBOR Certificates, the calendar month immediately preceding the month in which the related Distribution Date occurs. For the LIBOR Certificates, the period beginning on the Distribution Date in the calendar month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, beginning on the date specified in the related term sheet) and ending on the day immediately preceding the related Distribution Date; provided, that each Accrual Period will be deemed to be a period of 30 days.

Accrued Certificate Interest
For each class of certificates (other than a class of component certificates and the Class P Certificates) and each component (other than components relating to the Class AP Certificates) and any Distribution Date, the amount of interest accrued during the related Accrual Period on the related Class Principal Amount, Class Notional Amount, component notional amount or Component Principal Amount for that Distribution Date at the applicable Interest Rate or component interest rate, as reduced by such class’s or component’s share of (1) the interest portion of any related Excess Losses for such Distribution Date, allocable as described herein, and (2) with respect to any related mortgage loan as to which there has been a reduction in the amount of interest collectible as a result of application of the Relief Act, the amount of any such reduction, allocated as described herein.

For each class of component certificates (other than the Class AP Certificates) and any Distribution Date, the sum of Accrued Certificate Interest for such date on the related components of such class.

Act	The Securities Act of 1933, as amended.

Advance
An advance of funds which each servicer is generally obligated to make with respect to delinquent payments of principal and interest on the Mortgage Loans, based on an interest rate adjusted to the related Mortgage Rate less the related servicing fee rate.

AP Percentage
With respect to any Discount Mortgage Loan, the percentage equivalent of the fraction, the numerator of which is the Designated Rate minus the applicable Net Mortgage Rate and the denominator of which is the applicable Designated Rate; and with respect to any Non-Discount Mortgage Loan, 0%.

AP Principal Distribution Amount	For each of mortgage pool that contains Discount Mortgage Loans and each Distribution Date, the sum of:

(1) the product of (a) the related AP Percentage and (b) the principal portion of each Scheduled Payment (without giving effect to any Debt Service Reduction occurring prior to the Bankruptcy Coverage Termination Date) on each Mortgage Loan in the related mortgage pool due during the related Due Period;

(2) the product of (a) the related AP Percentage and (b) each of the following amounts: (i) the principal portion of each full and partial principal prepayment made by a borrower on a mortgage loan in the related mortgage pool during the related Prepayment Period, (ii) each other unscheduled collection, including any Subsequent Recovery, Insurance Proceeds and net Liquidation Proceeds (other than with respect to any related mortgage loan that was finally liquidated during the related Prepayment Period), representing or allocable to recoveries of principal of related mortgage loans received during the related Prepayment Period and (iii) the principal portion of all proceeds of the purchase (or, in the case of a permitted substitution, amounts representing a principal adjustment) of any mortgage loan in the related mortgage pool actually received by the trustee with respect to the related Prepayment Period;

(3) with respect to unscheduled recoveries allocable to principal of any mortgage loan in the related mortgage pool that was finally liquidated during the related Prepayment Period, the related AP Percentage of the related net Liquidation Proceeds allocable to principal; and

(4) any amounts described in clauses (1) through (3) for any previous Distribution Date that remain unpaid.

Apportioned Principal Balance
The Class Principal Amount or Component Principal Amount of any class or component of subordinate certificates related to a mortgage pool that is cross-collateralized with one or more other mortgage pools for any Distribution Date immediately prior to that Distribution Date multiplied by a fraction, the numerator of which is the applicable Group Subordinate Amount for that date and the denominator of which is the sum of the related Group Subordinate Amounts for that date.

Aurora	Aurora Loan Services LLC.

Available Distribution Amount	For each mortgage pool on each Distribution Date, as more fully described in the related trust agreement, the sum of the following amounts:

(1) the total amount of all cash received by the Master Servicer from each servicer through the Servicer Remittance Date immediately preceding such Distribution Date and remitted to the related trustee on the related Deposit Date, which includes (a) Scheduled Payments due on the related Mortgage Loans during the Due Period and collected prior to the related Servicer Remittance Date or advanced by the Master Servicer or the related servicers (or the related trustee as successor master servicer), (b) Principal Prepayments, together with accrued interest thereon, if any, identified as having been received on the related mortgage loans during the applicable Prepayment Period, plus any amounts paid by any Servicer in respect of related Prepayment Interest Shortfalls, in each case for such Distribution Date, (c) the proceeds of any repurchase of a related mortgage loan repurchased by Lehman Holdings, the Depositor or any other party, including as a result of a breach of a representation or warranty or document defect, (d) any Prepayment Premium Amounts received with respect to the related mortgage loans and (e) any Subsequent Recovery or recoveries through liquidation of any REO Property with respect to the related mortgage loans, including Insurance Proceeds and Liquidation Proceeds, minus:

(a) all Scheduled Payments of principal and interest on the related mortgage loans collected but due on a date subsequent to the related Due Period;

(b) all Principal Prepayments on the related mortgage loans received or identified after the applicable Prepayment Period (together with any interest payments, if any, received with such prepayments to the extent that they represent (in accordance with the Servicers” usual application of funds) the payment of interest accrued on the related mortgage loans for the period subsequent to the Prepayment Period);

(c) Liquidation Proceeds and Insurance Proceeds received after the applicable Prepayment Period with respect to the related mortgage loans;

(d) all fees and other amounts due or reimbursable to the Master Servicer and the related trustee (and its custodian) pursuant to the related trust agreement or to a servicer pursuant to the related servicing agreement; and

(e) any Prepayment Interest Excess, to the extent not offset by Prepayment Interest Shortfalls; and

(2) any other payments made by the Master Servicer, the related servicers, the related trustee as successor master servicer or the Depositor with respect to such Distribution Date and allocable to such mortgage pool.

Bankruptcy Coverage Termination Date	The date on which the Bankruptcy Loss Limit has been reduced to zero.

Bankruptcy Loss Limit	An amount set by the rating agencies specified in the related prospectus supplement.

Bankruptcy Losses	Losses that are incurred as a result of Deficient Valuations and any Debt Service Reductions.

Basis Risk Shortfall
With respect to any Distribution Date and a class of Cap Certificates, the excess, if any, of the amount of interest that such class of certificates would have been entitled to receive if the Interest Rate for such class was calculated without regard to its related per annum maximum rate, over the actual amount of interest such class is entitled to receive for such Distribution Date.

Business Day	Generally any day other than a Saturday or Sunday or a day on which banks in Massachusetts, Minnesota or Colorado are closed.

Cap Certificates	The class or classes of certificates, if any, specified in the related term sheet.

Certificate Principal Amount
For any certificate (other than an interest-only certificate or interest-only component or Class AP or Class P Certificate or subordinate certificates comprised of components) as of any Distribution Date, its Certificate Principal Amount as of the related closing date as (1) reduced by all amounts previously distributed on that certificate in respect of principal and the principal portion of any Realized Losses previously allocated to that certificate and (2) increased, in the case of a class of Accrual Certificates, by all Accrual Amounts previously added to such certificate. For the Class AP Certificates, the sum of the Component Principal Amounts of the related components. On any Distribution Date on which a Subsequent Recovery is distributed the Certificate Principal Amount of any class of certificates then outstanding for which any Realized Loss or any Subordinate Certificate Writedown Amount has been applied will be increased, in order of seniority, by an amount (to be applied pro rata to all certificates of such class) equal to the lesser of (i) the amount the class of certificates has been reduced by any Realized Losses or any Subordinate Certificate Writedown Amount which has not been previously increased by any Subsequent Recovery and (ii) the total amount of any Subsequent Recovery distributed on such date to certificateholders, after application (for this purpose) to more senior classes of certificates.

Class Notional Amount	The Class Notional Amount of the class of interest-only certificates for any Distribution Date will be equal to the sum of the component notional amounts of the related components for that date.

Class Percentage
For any component of a class of subordinate certificates and any Distribution Date, the percentage obtained by dividing the Component Principal Amount of such component immediately prior to that Distribution Date by the sum of the aggregate Class Principal Amount of all classes of related senior certificates and the aggregate Component Principal Amount of all components of each class of related subordinate certificates having the same parenthetical designation immediately prior to that date, and for any class of subordinate certificates and any Distribution Date, the percentage obtained by dividing the Class Principal Amount of such class immediately prior to that Distribution Date by the sum of the aggregate Class Principal Amount of all classes of related senior certificates and the aggregate Class Principal Amount of all classes of related subordinate certificates immediately prior to that date.

Class Principal Amount	For any class of certificates (other than the interest-only certificates), the aggregate of the Certificate Principal Amounts of all certificates of that class.

Code	The Internal Revenue Code of 1986, as amended.

Collection Account	A collection account maintained by the Master Servicer established in the name of the related trustee and for the benefit of the related certificateholders.

Component Certificates	Any class of certificates consisting of two or more components.

Component Deferred Amount
With respect to any Distribution Date through the related Credit Support Depletion Date, the total of all amounts so allocable to the related component of the Class AP Certificates on that date in respect of Realized Losses (other than Excess Losses) on mortgage loans in a mortgage pool that contains Discount Mortgage Loans and all amounts previously allocated in respect of Realized Losses to the such component and not distributed on prior Distribution Dates.

Component Principal Amount
For each component (other than a component relating to the Class AX or Class PAX Certificates) as of any Distribution Date, its initial Component Principal Amount as of the related closing date as reduced by all amounts previously distributed with respect to that component in respect of principal and the principal portion of any Realized Losses previously allocated to that component. The Component Principal Amount of a component of a class of subordinate certificates may be additionally reduced by allocation of any related Subordinate Component Writedown Amount. However, on any Distribution Date on which a Subsequent Recovery related to a mortgage pool is distributed, the Component Principal Amount of any component of a class of subordinate certificates then outstanding related to that mortgage pool for which any Realized Loss or any related Subordinate Component Writedown Amount has been applied will be increased, in order of seniority, by an amount equal to the lesser of (i) the amount the component has been reduced by any Realized Losses or any related Subordinate Component Writedown Amount which has not been previously increased by any Subsequent Recovery and (ii) the total amount of any Subsequent Recovery distributed on such date to components or related senior certificates, after application (for this purpose) to more senior components or related senior certificates.

Credit Support Depletion Date	The Distribution Date on which the Component Principal Amounts or Class Principal Amounts of components or classes related to a mortgage pool (or mortgage pools) have been reduced to zero.

Credit Support Percentage
For any component of a class of subordinate certificates and any Distribution Date, the sum of the Class Percentages of each related component of lower priority (without giving effect to distributions on such date), and for any class of subordinate certificates, the sum of the Class Percentages of each related class of lower priority (without giving effect to distributions on such date).

Custodial Agreements	The custodial agreements, each between the related trustee and a custodian.

Debt Service Reduction	Any reduction, in a bankruptcy proceeding, of the amount of the Scheduled Payment on a mortgage loan other than as a result of a Deficient Valuation.

Deficient Valuation	In the event of a bankruptcy of a borrower, the reduction by a bankruptcy court of the secured debt owed a lender to the value of the related mortgage property.

Deposit Date	One Business Day immediately preceding the related Distribution Date.

Depositor	Structured Asset Securities Corporation.

Designated Rate	With respect to a mortgage pool, the rate specified in the related term sheet.

Discount Mortgage Loan	Any Mortgage Loan with a Net Mortgage Rate less than the applicable Designated Rate.

Distribution Date	The 25th day of each month or, if the 25th day is not a Business Day, on the next succeeding Business Day, beginning in the month after the related closing date.

Due Period
For each Distribution Date, the period beginning on the second day of the month preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

Event of Default	Any event of default under the related trust agreement.

Excess Losses
The principal portion of Special Hazard Losses, Bankruptcy Losses (other than Debt Service Reductions) and Fraud Losses on the mortgage loans that exceed the Special Hazard Loss Limit, Bankruptcy Loss Limit, and Fraud Loss Limit, respectively.

Fraud Loss Limit	An amount set by the rating agencies specified in the related prospectus supplement.

Fraud Losses	Losses sustained on a Liquidated mortgage loan by reason of a default arising from fraud, dishonesty or misrepresentation.

Group Subordinate Amount
For any mortgage pool and any Distribution Date, the excess of the Non-AP Pool Balance for the immediately preceding Distribution Date for that mortgage pool over the total Certificate Principal Amount of the related Non-AP Senior Certificates immediately prior to that Distribution Date.

Insurance Proceeds
All proceeds (net of unreimbursed payments of property taxes, insurance premiums and similar items incurred, and unreimbursed advances or servicing advances made by the related servicers or the Master Servicer (or the related trustee as successor master servicer), if any) of applicable insurance policies, to the extent such proceeds are not applied to the restoration of the mortgaged property or released to the borrower.

Interest Rate	For each class of certificates identified in the related term sheet, the applicable annual rate specified therein.

Interest Shortfall	Accrued Certificate Interest not distributed on the Distribution Date related to the Accrual Period in which it accrued, other than due to any Net Prepayment Interest Shortfalls.

Interest-Only Certificates	The Class AX and Class PAX Certificates and the classes of certificates designated as interest-only in the related term sheet.

Issuing Entity	A common law trust formed under the laws of the state of New York issuing the related series of certificates.

Lehman Bank	Lehman Brothers Bank, FSB.

Lehman Bank Underwriting Guidelines	The Underwriting Guidelines established by Aurora and Lehman Bank.

Lehman Brothers	Lehman Brothers Inc.

Lehman Holdings	Lehman Brothers Holdings Inc.

Lehman Originated Mortgage Loans	Mortgage Loans originated by Aurora or an affiliate thereof and subsequently assigned to Lehman Holdings.

LIBOR Business Day	Any day on which banks in London and New York are open for conducting transactions in foreign currency and exchange.

LIBOR Certificates	A class or classes of certificates the interest rate of which adjusts based on a formula containing the one-month LIBOR index.

LIBOR Determination Date	The second LIBOR Business Day preceding the commencement of each Accrual Period other than the first Accrual Period.

Liquidated Mortgage Loan
In general, a defaulted mortgage loan as to which the Mortgage Loan or related REO Property has been disposed of and all amounts expected to be recovered in respect of that mortgage loan have been received by the Master Servicer or the applicable servicer on behalf of the related trust fund.

Liquidation Proceeds
All amounts (net of unreimbursed expenses incurred in connection with liquidation or foreclosure, unreimbursed advances or servicing advances, if any) received and retained in connection with the liquidation of defaulted mortgage loans, by foreclosure or otherwise, together with any net proceeds received on a monthly basis with respect to any properties acquired on behalf of the related certificateholders by foreclosure or deed in lieu of foreclosure.

Master Servicer	Aurora, or any successor thereto.

Net Mortgage Rate	For any mortgage loan, the related mortgage rate less the sum of the applicable servicing fee rate and any mortgage insurance premium, as applicable thereto.

Net Prepayment Interest Shortfalls	Any Prepayment Interest Shortfalls not funded by a servicer.

Non-AP Percentage
With respect to any Discount Mortgage Loan in mortgage pool, the percentage equivalent of the fraction, the numerator of which is the applicable Net Mortgage Rate and the denominator of which is the applicable Designated Rate; and with respect to any Non-Discount Mortgage Loan, 100%.

Non-AP Pool Balance
For any mortgage pool for any Distribution Date, the sum of the related Non-AP Percentage of the Scheduled Principal Balance of each mortgage loan included in such mortgage pool for that Distribution Date.

Non-AP Senior Certificates	The senior certificates, other than the interest-only certificates and components and the principal-only certificates and components.

Non-Discount Mortgage Loan	Any mortgage loan with a Net Mortgage Rate equal to or greater than the applicable Designated Rate.

Notional Amount	For each interest-only certificate as of any Distribution Date, that Certificate’s Percentage Interest of the Class Notional Amount of the related class for that date.

Original Credit Support Percentage	For any component of a class of subordinate certificates or class of subordinate certificates, the Credit Support Percentage for such component or class, respectively, on the related closing date.

Original Subordinate Amount	The Group Subordinate Amount for a mortgage pool as of the related cut-off date.

Originators	Lehman Bank and various banks, savings and loan and other mortgage lending institutions originating Mortgage Loans.

Percentage Interest
For any offered certificate, a fraction, expressed as a percentage, the numerator of which is that certificate’s Certificate Principal Amount or Notional Amount and the denominator of which is the applicable Class Principal Amount or Class Notional Amount.

Prepayment Interest Excess
In the case of a prepayment in full on a mortgage loan serviced by Aurora made in the same month in which such prepayment is distributed to the related certificateholders, any excess of interest at the Net Mortgage Rate, to the extent received, over one month’s interest.

Prepayment Interest Shortfall
The amount by which one month’s interest at the Net Mortgage Rate on a mortgage loan as to which a voluntary prepayment has been made exceeds the amount of interest actually received in connection with such prepayment.

Prepayment Premium Amount	A prepayment premium amount payable by the borrower in connection with certain full or partial prepayments of principal on a mortgage loan during the related Prepayment Premium Period.

Prepayment Premium Period
The period of time specified in the related mortgage note during which the related mortgage loan provides for payment of a Prepayment Premium Amount in connection with certain voluntary, full or partial prepayments of that mortgage \loan.

Prepayment Period
For each Distribution Date for mortgage loans serviced by Aurora, for a prepayment in full, the period commencing on the seventeenth day of the month preceding the month in which such Distribution Date occurs and ending on the sixteenth day of the month in which such Distribution Date occurs; and for each Distribution Date for mortgage loans serviced by all other servicers, for a prepayment in part or in full (and in the case of mortgage loans serviced by Aurora, for a prepayment in part), the calendar month preceding the month in which such Distribution Date occurs.

Principal Distribution Amount
For each mortgage pool on any Distribution Date, the sum of (x) the related Senior Principal Distribution Amount, (y) the related Subordinate Principal Distribution Amount and (z) the related AP Principal Distribution Amount for such date.

Principal Prepayments
Payments allocable to principal on the related mortgage loans (other than Liquidation Proceeds and Insurance Proceeds) to the extent received in advance of their scheduled due dates and applied to reduce the principal balances of those mortgage loans.

PTCE 95-60	Prohibited Transaction Class Exemption 95-60.

PTCE	A Prohibited Transaction Class Exemption granted by the U.S. Department of Labor.

Realized Loss
Either (a) with respect to a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of that mortgage loan plus all accrued and unpaid interest thereon and any related expenses exceeds the amount of Liquidation Proceeds applied to the principal balance of that mortgage loan, or (b) the amount of any Deficient Valuation. In determining whether a Realized Loss is a loss of principal or of interest, Liquidation Proceeds and other recoveries on a mortgage loan will be applied first to outstanding expenses incurred with respect to such mortgage loan, then to accrued, unpaid interest, and finally to principal.

Record Date
For each Distribution Date and each class of certificates (other than the LIBOR Certificates), the last Business Day of the month immediately preceding the month in which the Distribution Date occurs. For each Distribution Date and the LIBOR Certificates, the Business Day immediately preceding the related Distribution Date.

Relief Act	The Servicemembers Civil Relief Act, as amended, and similar state or local laws.

Relief Act Reduction	Any reduction of the applicable mortgage rate by application of the Relief Act.

Residual Certificate	The Class R and Class LT-R Certificates.

Sale Agreement	Any transfer agreement pursuant to which the Seller or Lehman Bank purchased Mortgage Loans directly from the Transferors.

Sale and Assignment Agreement	The mortgage loan sale and assignment agreement dated as of related cut-off date, between Lehman Holdings and the Depositor.

Sale Date	The applicable date a mortgage loan was purchased by the Seller or Lehman Bank pursuant to the related Sale Agreement.

Scheduled Payment	The monthly scheduled payment of interest and principal specified in the related mortgage note for the mortgage loan.

Scheduled Principal Amount	For any Distribution Date and specified pool, the amount described in clause (1) of the definition of Senior Principal Distribution Amount for such pool.

Scheduled Principal Balance
For any mortgage loan as of any date of determination, an amount generally equal to its outstanding principal balance as of the related cut-off date after giving effect to Scheduled Payments due on or before such date, whether or not received, as reduced by (1) the principal portion of all Scheduled Payments due on or before the due date in the Due Period immediately preceding such date of determination, whether or not received and (2) all amounts allocable to unscheduled principal payments received on or before the last day of the Prepayment Period immediately preceding such date of determination. The Scheduled Principal Balance of a Liquidated Mortgage Loan will be equal to zero.

Seller	Lehman Holdings.

Senior Percentage
For any mortgage pool for any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the Class Principal Amounts of each Class of Non-AP Senior Certificates for the related mortgage pool immediately prior to that date and the denominator of which is the related Non-AP Pool Balance as of the beginning of the related Due Period.

Senior Prepayment Percentage
For each mortgage pool for any Distribution Date occurring during the five years beginning on the first Distribution Date, 100%. Thereafter, the Senior Prepayment Percentage for each mortgage pool will, except as described below, be subject to gradual reduction as described in the following paragraph. The Senior Prepayment Percentage for each mortgage pool for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows:

• for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the related Subordinate Percentage for that Distribution Date;

• for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the related Subordinate Percentage for that Distribution Date;

• for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the related Subordinate Percentage for that Distribution Date;

• for any Distribution Date in the fourth year thereafter, the related Senior Percentage plus 20% of the related Subordinate Percentage for that Distribution Date; and

• for any subsequent Distribution Date, the related Senior Percentage for that Distribution Date;

provided, however, if on any Distribution Date the Senior Percentage for a mortgage pool that is not cross-collateralized with another mortgage pool exceeds the initial Senior Percentage for that mortgage pool, the Senior Prepayment Percentage for that mortgage pool for that Distribution Date will once again equal 100%, and if on any Distribution Date the Senior Percentage for a mortgage pool that is cross-collateralized with another mortgage pool exceeds the initial Senior Percentage for that mortgage pool, the Senior Prepayment Percentage for each related mortgage pool for that Distribution Date will once again equal 100%

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage for any of mortgage pool that is not cross-collateralized with another mortgage pool below the level in effect for the most recent prior period specified above will be effective if, as of that Distribution Date as to which any such decrease applies, (1) the average outstanding principal balance on that Distribution Date and for the preceding five Distribution Dates of all mortgage loans in the related mortgage pool that were delinquent 60 days or more (including for this purpose any mortgage loans in foreclosure or bankruptcy and mortgage loans with respect to which the related mortgaged property has been acquired by the related trust fund) is greater than or equal to 50% of the Group Subordinate Amount for such mortgage pool immediately prior to such Distribution Date or (2) cumulative Realized Losses with respect to the mortgage loans in such mortgage pool exceed (a) with respect to any Distribution Date on or after the fifth anniversary but prior to the sixth anniversary of the first Distribution Date, 30% of the related Original Group Subordinate Amount, (b) with respect to any Distribution Date on or after the sixth anniversary but prior to the seventh anniversary of the first Distribution Date, 35% of the related Original Group Subordinate Amount, (c) with respect to any Distribution

Date on or after the seventh anniversary but prior to the eighth anniversary of the first Distribution Date, 40% of the related Original Group Subordinate Amount, (d) with respect to any Distribution Date on or after the eighth anniversary but prior to the ninth anniversary of the first Distribution Date, 45% of the related Original Group Subordinate Amount and (e) with respect to any Distribution Date on or after the ninth anniversary of the first Distribution Date, 50% of the related Original Group Subordinate Amount. In addition, no decrease in the Senior Prepayment Percentage for mortgage pools that are cross-collateralized below the level in effect for the most recent prior period specified above will be effective if, as of that Distribution Date as to which any such decrease applies, (1) the average outstanding principal balance on that Distribution Date and for the preceding five Distribution Dates of all mortgage loans in such mortgage pools that were delinquent 60 days or more (including for this purpose any mortgage loans in foreclosure or bankruptcy and mortgage loans with respect to which the related mortgaged property has been acquired by the related trust fund) is greater than or equal to 50% of the related Group Subordinate Amount for such mortgage pool immediately prior to such Distribution Date or (2) cumulative Realized Losses with respect to the mortgage loans in the related mortgage pools exceed (a) with respect to any Distribution Date on or after the fifth anniversary but prior to the sixth anniversary of the first Distribution Date, 30% of the related Original Group Subordinate Amount, (b) with respect to any Distribution Date on or after the sixth anniversary but prior to the seventh anniversary of the first Distribution Date, 35% of the related Original Group Subordinate Amount, (c) with respect to any Distribution Date on or after the seventh anniversary but prior to the eighth anniversary of the first Distribution Date, 40% of the related Original Group Subordinate Amount, (d) with respect to any Distribution Date on or after the eighth anniversary but prior to the ninth anniversary of the first Distribution Date, 45% of the related Original Group Subordinate Amount and (e) with respect to any Distribution Date on or after the ninth anniversary of the first Distribution Date, 50% of the related Original Group Subordinate Amount.

After the Class Principal Amount of each class of senior certificates for the related mortgage pool has been reduced to zero, the Senior Prepayment Percentage for the related mortgage pool will be zero.

Senior Principal Distribution Amount	For each mortgage pool and each Distribution Date is equal to the sum of:

(1) the product of (a) the related Senior Percentage and (b) the principal portion (multiplied by the related Non-AP Percentage) of each Scheduled Payment (without giving effect to any Debt Service Reduction occurring prior to the Bankruptcy Coverage Termination Date) on each mortgage loan in the related mortgage pool due during the related Due Period;

(2) the product of (a) the related Senior Prepayment Percentage and (b) each of the following amounts (multiplied by the related Non-AP Percentage): (i) the principal portion of each full and partial principal prepayment made by a borrower on a mortgage loan in the related mortgage pool during the related Prepayment Period, (ii) each other unscheduled collection, including any Subsequent Recovery, Insurance Proceeds and net Liquidation Proceeds (other than with respect to any mortgage loan in the related mortgage pool that was finally liquidated during the related Prepayment Period), representing or allocable to recoveries of principal of related mortgage loans received during the related Prepayment Period and (iii) the principal portion of all proceeds of the purchase (or, in the case of a permitted substitution, amounts representing a principal adjustment) of any mortgage loan in the related mortgage pool actually received by the related trustee with respect to the related Prepayment Period;

(3) with respect to unscheduled recoveries allocable to principal of any mortgage loan in the related mortgage pool that was finally liquidated during the related Prepayment Period, the lesser of (a) the related net Liquidation Proceeds allocable to principal (multiplied by the related Non-AP Percentage) and (b) the product of the related Senior Prepayment Percentage for that date and the remaining Scheduled Principal Balance (multiplied by the related Non-AP Percentage) of such related mortgage loan at the time of liquidation; and

(4) any amounts described in clauses (1) through (3) for any previous Distribution Date that remain unpaid.

Servicer Remittance Date	The 18th day of each month (or if such 18th day is not a Business Day, the next succeeding Business Day).

Servicing Account	Each custodial account maintained by a servicer established in the name of the related trustee and for the benefit of the related certificateholders.

Servicing Fee
For each mortgage loan, a monthly fee paid to each related servicer out of interest collections received from the related mortgage loan calculated at the servicing fee rate on the outstanding Principal Balance of each mortgage loan.

SMMEA	The Secondary Mortgage Market Enhancement Act of 1984, as amended.

Special Hazard Loss Limit	An amount set by the rating agencies specified in the related prospectus supplement.

Special Hazard Losses
In general terms, Realized Losses arising out of certain direct physical loss or damage to mortgaged properties that are not covered by a standard hazard insurance policy, but excluding, among other things, faulty design or workmanship and normal wear and tear.

Sponsor	Lehman Holdings.

Subordinate Certificate Writedown Amount
With respect to any mortgage pool (or mortgage pools), the amount, if any, by which the aggregate Class Principal Amount of the related non-component classes subordinate certificates and the aggregate Class Principal Amount of the related senior certificates on any Distribution Date (after giving effect to distributions of principal and allocation of Realized Losses on that date) exceeds the total Scheduled Principal Balance of the mortgage loans in the related mortgage pool (or mortgage pools) for the related Distribution Date.

Subordinate Class Percentage
For each class of subordinate certificates for each Distribution Date, the percentage obtained by dividing the Class Principal Amount of such class immediately prior to such Distribution Date by the aggregate Class Principal Amount of all classes of subordinate certificates immediately prior to such date.

Subordinate Component Percentage
For each component of a class of subordinate certificates for each Distribution Date, the percentage obtained by dividing the Component Principal Amount of such component immediately prior to such Distribution Date by the aggregate Component Principal Amount of all components having the same parenthetical designation immediately prior to such date.

Subordinate Component Writedown Amount
The amount, if any, by which the aggregate Component Principal Amount of components of subordinate certificates related to a mortgage pool and the aggregate Class Principal Amount of the related senior certificates on any Distribution Date (after giving effect to distributions of principal and allocation of Realized Losses on that date) exceeds the total Scheduled Principal Balance of the mortgage loans in the related mortgage pool for the related Distribution Date.

Subordinate Percentage	For each mortgage pool and any Distribution Date, the difference between 100% and the related Senior Percentage for that mortgage pool for such date.

Subordinate Prepayment Percentage	For each mortgage pool and any Distribution Date, the difference between 100% and the related Senior Prepayment Percentage for such date.

Subordinate Principal Distribution Amount	For each mortgage pool and each Distribution Date, the sum of:

(1) the product of (a) the related Subordinate Percentage and (b) the principal portion (multiplied by the related Non-AP Percentage) of each Scheduled Payment (without giving effect to any Debt Service Reduction occurring prior to the Bankruptcy Coverage Termination Date) on each mortgage loan in the related mortgage pool due during the related Due Period;

(2) the product of (a) the related Subordinate Prepayment Percentage and (b) each of the following amounts (multiplied by the related Non-AP Percentage): (i) the principal portion of each full and partial principal prepayment made by a borrower on a mortgage loan in the related mortgage pool during the related Prepayment Period, (ii) each other unscheduled collection, including any Subsequent Recovery, Insurance Proceeds and net Liquidation Proceeds (other than with respect to any related mortgage loan that was finally liquidated during the related Prepayment Period), representing or allocable to recoveries of principal of related mortgage loans received during the related Prepayment Period and (iii) the principal portion of all proceeds of the purchase (or, in the case of a permitted substitution, amounts representing a principal adjustment) of any mortgage loan in the related mortgage pool actually received by the related trustee with respect to the related Prepayment Period;

(3) with respect to unscheduled recoveries allocable to principal of any mortgage loan in the related mortgage pool that was finally liquidated during the related Prepayment Period, the related net Liquidation Proceeds allocable to principal (multiplied by the applicable Non-AP Percentage) to the extent not distributed pursuant to subsection (3) of the definition of Senior Principal Distribution Amount for the related mortgage pool; and

(4) any amounts described in clauses (1) through (3) for any previous Distribution Date that remain unpaid.

Subsequent Recovery
Any amount recovered by the related servicer or the Master Servicer with respect to a Liquidated Mortgage Loan with respect to which a Realized Loss has been incurred after liquidation and disposition of such mortgage loan.

Tax Counsel	McKee Nelson LLP.

Transferor	Any of the various entities from which the Seller or Lehman Bank purchased mortgage loans pursuant to the Sale Agreements.

Transferred Mortgage Loans	The mortgage loans purchased by the Seller or Lehman Bank from various Transferors under the Sale Agreements.

Undercollateralized Class
Any Class of Non-AP Senior Certificates (other than a Class of Non-AP Senior Certificates related to any of mortgage pool that is not cross-collateralized with another mortgage pool) on any Distribution Date on which the aggregate Certificate Principal Amount of such Non-AP Senior Certificates relating to a mortgage pool (other than a mortgage pool that is not cross-collateralized with another mortgage pool) (after giving effect to distributions to be made on that Distribution Date) is greater than the Non-AP Pool Balance of the related mortgage pool.

Underwriter	Lehman Brothers.

Underwriting Agreement	Collectively, the underwriting agreement and the terms agreement between the Depositor and the Underwriter.

Underwriting Guidelines	The underwriting guidelines established by each Originator, in accordance with which the Mortgage Loans have been originated or acquired by the Originators.

Unscheduled Principal Amount	For any Distribution Date and specified pool, the amount described in clauses (2) and (3) of the definition of Senior Principal Distribution Amount for such pool.